UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 1

to

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES

Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

Quantumzyme Corp.
(Exact name of registrant as specified in its charter)

Nevada	8731	36-4806481
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Code)	(IRS Employer Identification No.)

15656 Bernardo Center Drive Suite 801

San Diego, CA 92127

(Address of principal executive offices)

Tel: +1 858-203-0312

(Registrant’s telephone number)

Securities to be registered under Section 12(b) of the Act:

None

Securities to be registered under Section 12(g) of the Exchange Act:

Title of each class to be so registered:
Common Stock, $0.00001

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the Company has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Mr. Naveen Krishnarao Kulkarni, CEO and Director of Quantumzyme Corp. (the “Company” or “Registrant”), controls the majority of the total voting power of the Company, therefore he will be able to significantly influence all matters requiring approval by shareholders, including the election of directors and the approval of mergers or other business combination transactions.

EXPLANATORY NOTE

This registration statement on Form 10 (the “Registration Statement”) is being filed by Quantumzyme Corp. in order to register common stock of the Company voluntarily pursuant to Section 12(g) under the Securities Exchange Act of 1934, as amended (the “Exchange Act.”) The Company is not required to file this Registration Statement pursuant to the Securities Act of 1933, as amended (the “Securities Act.”)

The Registration Statement will become effective automatically by lapse of time 60 days from the date of the filing pursuant to Section 12(g)(1) of the Exchange Act, or earlier if accelerated at the request of the Company. Once this Registration Statement is deemed effective, we will be subject to the requirements of Regulation 13A under the Exchange Act, which will require us to file annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K, and we will be required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act. The Registration Statement, including exhibits, may be inspected without charge at the SEC’s principal office in Washington, D.C., and copies of all or any part thereof may be obtained from the Public Reference Section, Securities and Exchange Commission, 100 F Street, NW, Washington, D.C. 20549 upon payment of the prescribed fees, if any. You may obtain information on the operation of the Public Reference Room by calling the SEC at l.800.SEC.0330. The SEC maintains a website that contains reports, proxy and information statements and other information regarding registrants that file electronically with it. The address of the SEC’s Website is http://sec.gov.

FORWARD LOOKING STATEMENTS

There may be statements in this Registration Statement that are not historical facts, these stattements are considered “forward-looking statements” which can typically be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control. Although management believes that the assumptions underlying the forward-looking statements included in this Registration Statement are reasonable, they do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data, and other information, and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed on the achievability of those forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this Registration Statement will in fact transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

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This registration statement shall hereafter become effective in accordance with the provisions of section 8(a) of the Securities Act of 1933.

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INFORMATION REQUIRED IN REGISTRATION STATEMENT

ITEM 1. DESCRIPTION OF BUSINESS

Company Overview

Quantumzyme Corp., is a biotransformation company, focused on clean and green chemistry. Specifically, Quantumzyme is in the business of developing engineered enzymes in the application of active pharmaceutical ingredients(“API”) production. As we move forward, we intend to expand beyond the API marketplace and engineer enzymes for the use and deployment in other business sectors such as fragrance and flavors, climate impacting applications like sustainable materials, plastic degradation and carbon capture. In the development and engineering of enzymes, we conduct research to enhance enzyme activity, selectivity, and specificity by applying novel quantum mechanics, molecular modelling, and engineering approaches. Our goal is to help to foster a clean, healthy, and well protected environment supporting a sustainable society and economy. Ultimately, we want to fulfil our vision by developing a focused approach to aid all chemical companies to harness the power of technology by simplifying complex chemistry and reducing the number of steps by implementing scientific rationale like quantum mechanics in biology. As we continue to develop and implement our plan of operation, we intend to establish ourselves as industry leaders by solving complex chemistry problems in the pharmaceutical, fragrances, and flavors sectors.

As of the date hereof, we have engineered our first product, which is an enzyme for use in pharmaceutical API production of Ibuprofen. Specifically, our initial product is targeted at select pharmaceutical companies who produce generic drugs. We are in the process of identifying 3rd party manufacturers and distributors that are capable of manufacturing the enzyme on a large scale and distributing the product within the relevant markets.

Capital Structure

The Company currently has three (3) classes of voting stock, Common Stock, Series A Preferred Stock, and Series B Preferred Stock. This Registration Statement relates to the sale of shares of our Common Stock, which carry one vote per share of Common Stock. When voting as a single group with the Company’s Common Stock, our Series A Preferred Stock carries 100 votes per share of Series A Preferred Stock and our Series B Preferred Stock carries 500 votes per share of Series B Preferred Stock. Accordingly, holders of the Series A Preferred Stock and Series B Preferred Stock will, for the foreseeable future, have voting control over such matters requiring approval by shareholders, including, but not limited to, the election of directors and the approval of mergers or other business combination transactions. Additionally, our CEO and a Director, Naveen Krishnarao Kilkarni, controls the majority of the total voting power of the Company (98.49%) therefore he alone significantly influences all matters requiring approval by shareholders, including the election of directors and the approval of mergers or other business combination transactions. See the section captioned “Risk Factors” below.

Class of Stock (Par Value)	Voting	Conversion	Dividends	Total Authorized		Issued and Outstanding
Common Stock ($0.00001)	1-for-1	N/A	None	750,000,00		34,777,050
Series A Preferred ($0.00001)	100-for-1	10-to-1 (each share converts into 20 shares of Common Stock)	None	10,000,000	(2)	NIL
Series B Preferred ($0.00001)	500-for-1	50-to-1 (each share converts into 20 shares of Common Stock)	None	10,000,000	(3)	500,000

(1)	The Company is authorized to designate up to 150,000,000 shares of preferred stock, of which as of the date of this Registration Statement, 10,000,000 have been designated as Series A Preferred Stock.

(2)	The Company is authorized to designate up to 150,000,000 shares of preferred stock, of which as of the date of this Registration Statement, 10,000,000 have been designated as Series B Preferred Stock.

For a complete description of both the Common Stock and Series A Preferred Stock, please see the “Description of Shares” section of this Registration Statement.

Industry Overview

Enzyme engineering is a dynamic and evolving field within the broader biotechnology sector, focusing on the modification and optimization of enzymes for various industrial, medical, and environmental applications. Enzyme engineering plays a pivotal role in advancing industrial processes, healthcare solutions, and environmental technologies. The industry's success is driven by continuous innovation, interdisciplinary collaboration, and the ability to address challenges associated with enzyme specificity, stability, and regulatory compliance.

Enzymes are proteins that act as catalysts, facilitating and accelerating chemical reactions in living organisms. Enzyme engineering involves modifying these proteins to enhance their performance, stability, and specificity for targeted applications. Enzyme engineering contributes to advancements in sustainable and green technologies, improving the efficiency of industrial processes while minimizing environmental impact. Companies in this field often collaborate with industries such as biotechnology, pharmaceuticals, agriculture, and environmental science to address specific challenges and develop innovative solutions.

Key factors contributing to the industry’s growth include the expansion of biotechnological capabilities, the increasing demand for sustainable solutions, and the versatility of enzymes across various applications. As the enzyme engineering field continues to evolve, it holds promise for addressing complex global challenges and driving advancements in biotechnology, offering a wide array of opportunities for research, development, and commercialization.

Here's an overview and summary of the enzyme engineering industry:

•	Enzyme engineering leverages advances in genetic engineering, protein design, and computational biology to enhance the performance of enzymes;
•	Enzymes find applications across diverse industries, including food and beverage, pharmaceuticals, biofuels, textiles, agriculture, and environmental remediation;
•	Ongoing R&D efforts focus on discovering new enzymes, optimizing existing ones, and addressing challenges such as substrate specificity, stability, and scalability;
•	Enzyme engineering companies typically operate globally, catering to international markets and collaborating with industries worldwide to address specific needs;
•	The industry aligns with sustainability goals, contributing to the development of green technologies by improving efficiency, reducing environmental impact, and promoting sustainable practices;
•	Regulatory considerations are paramount, especially in industries like pharmaceuticals and food, where safety and compliance standards play a crucial role in market entry; and,
•	Companies invest in securing intellectual property rights through patents to protect innovations, creating a competitive edge in the market.

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Engineering enzymes involves leveraging biotechnological techniques to modify and optimize enzymes for various industrial applications, including the following applications:

Industrial Applications: Enzymes play a crucial role in industrial processes such as food and beverage production, biofuel manufacturing, textiles, and more. Enzyme engineering companies focus on developing enzymes that enhance efficiency, reduce costs, and improve overall performance in these processes.

Biopharmaceuticals: Enzymes are utilized in the production of biopharmaceuticals. Companies in this sector engage in enzyme engineering to create enzymes that are better suited for the production of therapeutic proteins and drugs, contributing to advancements in the pharmaceutical industry.

Diagnostic and Research Tools: Enzymes are essential components of diagnostic tests and research tools in various fields. Enzyme engineering companies work on creating enzymes with improved sensitivity and specificity for diagnostic applications, catering to the healthcare and research sectors.

Bioremediation and Environmental Solutions: Enzymes can be employed for environmental purposes, such as bioremediation to clean up pollutants. Enzyme engineering is used to design enzymes that are more effective in breaking down specific contaminants, addressing environmental challenges and creating sustainable solutions.

Agricultural Innovations: Enzymes find applications in agriculture for soil improvement, crop protection, and more. Enzyme engineering companies may develop enzymes that enhance nutrient availability, promote plant growth, or provide protection against pests, contributing to advancements in agricultural practices.

Research and Development: Enzyme engineering involves continuous research and development efforts to discover novel enzymes and optimize existing ones. This ongoing innovation is crucial for staying competitive in the biotechnology sector and addressing emerging challenges.

Collaboration and Partnerships: Companies in enzyme engineering often collaborate with industries such as biotechnology, pharmaceuticals, agriculture, and environmental science. Collaborations and partnerships help address specific challenges, pool resources, and bring innovative enzyme solutions to market.

Commercialization of Intellectual Property: Enzyme engineering companies invest in intellectual property protection for their innovations. They generate revenue by commercializing patented enzymes, licensing technologies, and offering specialized enzyme solutions to industries.

Global Market Presence: Many enzyme engineering companies operate globally, catering to diverse markets and industries. This global presence allows them to tap into different economic environments, expand market reach, and diversify revenue streams.

Adaptation to Market Trends: Enzyme engineering companies need to stay adaptive to market trends and technological advancements. This includes embracing sustainable and green technologies, aligning with consumer preferences, and addressing evolving industry needs.

Engineering enzymes for profit involves a multidimensional approach, including innovation, collaboration, and strategic market positioning. As we move our plan of operation forward, we intend to contribute to sustainable industrial practices, advancements in healthcare, and environmental solutions while seeking financial success through the commercialization of enzyme-based products and services.

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While enzyme engineering has made significant progress, there are still challenges and limitations associated with the field. Some common problems in engineering enzymes include:

•	Achieving high substrate specificity and selectivity can be challenging. Designing enzymes that only catalyze a specific reaction without side reactions can be complex;
•

Enzymes may undergo denaturation or lose activity under certain conditions, such as extremes of pH, temperature, or in the presence of organic solvents. Improving stability is crucial for industrial applications;

•	Some enzymes require cofactors for their activity. Designing enzymes that function effectively without specific cofactors or finding cost-effective ways to provide cofactors can be challenging;
•

Immobilizing enzymes for industrial use can be problematic. Issues may include maintaining high catalytic efficiency, avoiding mass transfer limitations, and preserving the structural integrity of the immobilized enzyme;

•

Transitioning from laboratory-scale experiments to large-scale industrial production can be challenging. Factors such as cost, scalability, and maintaining enzyme activity at scale need careful consideration;

•	Producing engineered enzymes on a large scale can be expensive. Finding cost-effective methods for enzyme production, purification, and recovery is crucial for commercial viability;
•	Enzymes used in various applications, particularly in the food and pharmaceutical industries, may face regulatory hurdles. Compliance with safety and regulatory standards can pose challenges;
•	Achieving the correct three-dimensional structure is essential for enzyme activity. Issues related to protein folding and misfolding can impact the efficiency of engineered enzymes;
•

Despite advances in structural biology, understanding the intricate relationships between enzyme structure and function remains a complex task. Predicting the effects of specific mutations on enzyme activity can be challenging;

•

Enzymes may be susceptible to inhibition by various factors, including competitive inhibitors or changes in environmental conditions. Overcoming inhibition challenges is essential for maintaining consistent enzyme performance;

•	Enzymes often need to function under diverse conditions in different industrial processes. Designing enzymes that are versatile and effective across a range of conditions can be challenging; and,
•	As enzyme engineering advances, ethical considerations related to the potential misuse of engineered enzymes or unintended environmental impacts may arise.

We will continually work to address these challenges through innovative genetic engineering, protein design, and bioprocessing techniques. Overcoming these problems is crucial for unlocking the full potential of engineered enzymes in various industrial, medical, and environmental applications.

Glossary

The following terms shall have the meanings set forth below:

API means an Active Pharmaceutical Ingredient (API), also known as a drug substance, is a specific chemical or biological substance that is responsible for the therapeutic effect of a pharmaceutical drug. It is the biologically active component of a medication that produces the desired pharmacological activity in the body.

Biotransformation refers to the chemical alteration of compounds or substances by using enzymes. It involves the enzymatic process(es) that occur in various biological systems, such as microorganisms, plants, animals, and humans. Biotransformation can occur through a single or a series of enzymatic reactions, resulting in the conversion of one compound into another. Biotransformation can also be utilized for the production of valuable compounds, such as pharmaceuticals, flavors, and fragrances, through the use of Biocatalysts.

Biocatalysis refers to the use of natural catalysts, primarily enzymes, to facilitate chemical reactions. Enzymes are highly efficient biocatalysts that accelerate the rate of chemical reactions without being consumed in the process. Biocatalysis offers several advantages over traditional chemical catalysts, including milder reaction conditions, greater selectivity, and reduced environmental impact. Enzymes can catalyze a wide range of reactions, including oxidation, reduction, hydrolysis, and synthesis of complex molecules. Biocatalysis finds applications in various industries, including pharmaceuticals, biotechnology, food and beverage, and environmental sectors. It plays a crucial role in the production of pharmaceutical intermediates, biofuels, fine chemicals, and other valuable products.

Insilico refers to processes or experiments that are conducted or simulated using computer models rather than in a traditional laboratory setting such as in vitro (in glass) experiments done in a lab and in vivo (in living organisms) experiments. As used herein, insilico methods involve using computational techniques to analyze chemical compounds, predict their properties, and simulate their interactions.

Legacy reactions refer to a chemical reaction or process that has been used historically or traditionally for a particular purpose but is now considered outdated or less commonly employed due to advancements in technology, efficiency, or sustainability. Legacy chemical reactions include older, conventional, or less environmentally friendly methods that have been replaced or improved upon by newer, more efficient, and greener alternatives. These legacy reactions might have been widely used in the past but are no longer favored due to factors such as low yields, hazardous reagents, high energy requirements, or significant waste generation.

The Quantumzyme Solution.

Our Solution is Biocatalysis through engineered enzymes. Engineering enzymes involves the application of scientific principles and techniques to modify and optimize the structure and function of enzymes for specific purposes. Historically, engineering enzymes using legacy reactions and traditional processes that involves hazardous chemicals, high pressure, high temperature, which leads to lot of waste generation. Not only do traditional methods cause significant pollution and are highly inefficient, but traditional processes also yield poor results and many inefficiencies, multiple impurities, metal catalysts, and hazardous waste. Quantumzyme addresses this problem by leveraging biology and evolution.

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As environmental, social, and governance (ESG) investing becomes a factor used by socially conscious investors to screen potential investments and sustainability become key focus areas, our solution is perfect for progressive and accountable organizations and industry leaders. Our solution offers following advantages:

Traditional Process	The Quantumzyme Solution - Biocatalysis
• Hazardous chemicals • High Pressure High Temp • Wastage	• Engineered Enzyme Catalyst • Low Pressure -Lower Temp • Minimal Waste
Disadvantages	Advantages
• High costs • Low potential for increasing yield • High Impurities • Hazardous waste is concern	• Low cost • Improved yield & manufacturing efficiency • Sizable reduction in impurities • Reduced hazardous waste • ESG compliance benefits

Solution Delivery:

We believe that the solution is delivered through IP development processes covering 5 steps as detailed below:

Phase 1 – Enzyme Discovery.	This is where the reaction of interest is studied to identify appropriate enzyme(s) Wild Type (WT).

Phase 2 – Lab Validation (WT).	In this phase the WT enzyme(s) are validated for various parameters.

Phase 3 – Enzyme Engineering.	In this phase the WT enzyme is engineered for desired objective.

Phase 4 – Lab Validation (ET).	In this phase the Engineered enzyme (ET) is further validated & optimized for the desired objective.

Phase 5 – Scale-up.

In this phase we look forward for Partnership with potential end users to perform activities such as (but not limited to) Scale-up optimization, Performing fermentation batch & Post scale-up optimization.

As we move forward with the implementation and deployment of our plan of operation, our first, and currently only, developed biocatalyst is for use and license in the manufacturing of Ibuprofen. Ibuprofen is one of the most produced drugs by volume globally. However, a major issue with the production of Ibuprofen and the legacy reaction of Ibuprofen, although cost effective, is the utilization of a carcinogenic agent as a catalyst which creates effluent and can cause harm to the environment. This has resulted in the production and manufacturing of Ibuprofen being moved offshore to reduce production costs which are directly passed on the consumer. Our goal is to bring back manufacturing capabilities in the USA by making the manufacturing of Ibuprofen greener, cost effective and more environmentally friendly. Currently we are in the process of understanding the market needs, demand supply relationships, technical feasibility, commercial viability, business cases and discussions with potential end users on the impact of benefits that can be derived from the proposed solution. The uniqueness of our approach is a framework that utilizes distinct techniques with a combination of insilico and invitro techniques catering to specific biocatalysts requirements. We intend to help to foster a clean, healthy, and well protected environment supporting a sustainable society and economy.

We intend to license our engineered enzyme to major API manufacturers and Pharma companies. With large scale manufacturing of Ibuprofen API and use of said APIs in manufacturing of drugs by Pharma Companies, we intend to generate revenue from technology transfer and through royalties.

Since the commercialization of our enzymes will be by and through third party manufacturers, who will ultimately supply the product to the consumer, such manufacturers will be required to comply with required all governmental regulatory issues, including the FDA and similar governmental agencies. As such Quantumzyme, at least initially, will not subject to any regulatory or compliance issues. Commercialization of our enzyme, thus, simply entails our licensing the rights to use our developed enzyme to large scale manufacturers and other Pharma Companies.

Ultimately, we want to fulfil our vision by developing a focused approach to aid all chemical companies to harness the power of technology by simplifying complex chemistry and reducing the number of steps by implementing scientific rationale like quantum mechanics in biology.

As a biotransformation company we will constantly focus and seek to implement our learning in the following selected areas to continually drive and advance the growth of Quantumzyme:

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Understanding Enzymes: Enzymes are biological catalysts, typically proteins, that facilitate and accelerate chemical reactions, they have specific active sites where substrates bind, and reactions take place. Enzymes are highly specific to their substrates, and their activity can be influenced by various factors.

Genetic & Protein Engineering: The process often begins with identifying and isolating genes that encode for the target enzyme. Genetic engineering involves modifying the DNA sequence of these genes using techniques like recombinant DNA technology. Protein engineering focuses on modifying the amino acid sequence of the enzyme to achieve desired properties. Techniques include site-directed mutagenesis, where specific amino acids are altered to influence enzyme activity or stability.

Directed Evolution: This method mimics natural selection in a controlled laboratory setting and our enzymes are subjected to iterative rounds of mutation and selection to evolve desired traits, such as improved substrate specificity or increased stability.

Structural Biology: Understanding the three-dimensional structure of enzymes is crucial for rational enzyme design, techniques like X-ray crystallography and nuclear magnetic resonance (NMR) spectroscopy are used to determine enzyme structures.

Computational Biology and Bioinformatics: Computational methods play a significant role in predicting and modelling enzyme structures and interactions. Bioinformatics tools analyze vast biological data sets to identify potential target genes and predict enzyme functions.

Immobilization Techniques: Enzymes can be immobilized on various supports, enhancing their stability and reusability. Immobilization techniques include adsorption, covalent binding, and encapsulation.

High-Throughput Screening: Automation and robotics enable the screening of large libraries of enzymes for desired properties, which accelerates the identification of enzyme variants with improved characteristics.

Synthetic Biology: Synthetic biology approaches involve designing and constructing new biological components or systems, including enzymes, which allows for the creation of tailor-made enzymes with specific functions.

Application-Specific Modifications: Enzyme engineering is tailored to the intended application, whether it's industrial processes, biopharmaceutical production, diagnostics, or environmental applications. Modifications aim to enhance efficiency, specificity, stability, or other desired traits.

Enzyme engineering is a multidisciplinary field that combines principles from biochemistry, molecular biology, protein engineering, and computational biology to modify and optimize enzymes for specific applications. It involves the design, creation, and improvement of enzymes to enhance their catalytic activity, stability, specificity, and other properties.

Our current efforts in enzyme engineering focus on establishing a solid understanding and developing skills and resources in several key areas:

Computational Approaches: Computational methods, including machine learning, molecular docking, and molecular dynamics simulations, are used to study enzyme structure-function relationships, predict enzyme properties, and guide the design of improved variants.

Rational Design: Rational design strategies utilize computational methods, such as molecular modeling and simulation, to predict and engineer enzyme properties. By analyzing enzyme structures and their active sites, researchers can make targeted modifications to enhance catalytic activity, substrate specificity, or stability.

Protein Engineering Tools: The use of novel protein engineering tools, such as DNA shuffling, site-directed mutagenesis, and high-throughput screening methods, will accelerate the process of enzyme optimization and discovery.

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Directed Evolution: Directed evolution techniques involve generating genetic diversity in enzyme libraries and screening or selecting for variants with improved properties. This approach allows us to explore vast sequence space and identify enzymes with desired traits.

Enzyme Immobilization: Immobilization techniques involve attaching enzymes to solid supports or matrices, allowing for their reuse and stabilization. Efforts are being made to optimize immobilization methods and explore novel supports to enhance enzyme performance and increase their industrial applicability.

It's important to note that the field of enzyme engineering is dynamic, and ongoing research continues to expand our understanding of enzyme structure, function, and engineering principles. New discoveries and techniques are continually emerging, shaping the future of enzyme engineering and its applications in various industries. Our effort to gain understanding involves in interaction with experts in the field through conferences, symposia and plan to build academic collaborations to identify novel approaches and convert them into business opportunities.

In summary, enzyme engineering combines genetic, protein, and structural engineering with computational biology and high-throughput screening to design and optimize enzymes for specific industrial, medical, or environmental applications. The field continues to evolve with advancements in biotechnology, providing innovative solutions to various challenges.

Quantumzyme Current Properties, Assets & Equipment

As of the date hereof, we do not own any real property. Our office is located in a shared office space which presently is sufficient for our needs, and we pay approximately $500.00 a month. We do, however, test our technology at off-site locations, where we also conduct our research and development. These off-site location testing facilities are established laboratories and other locations with the necessary equipment for us to test and develop our biocatalysts. We pay for the use of such testing facilities on an as needed basis, with no formal written agreement in place for their use. As we continue to advance our plan of operation, it is our intention to seek larger space to accommodate our needs as necessary. Additionally, the Company currently has assets that consist of solely Intellectual Property, Know-How, and previously developed and cultivated relationships that we believe will facilitate our plan of operations as we move forward. Lastly, we do not presently own any equipment as all our research and development activities are conducted at an off-site laboratory that is fully equipped to meet our present needs.

Regulatory and Legal Compliance

Our business operations are subject to various governmental regulations and laws that govern the manufacture, distribution, and use of engineered enzyme products. These regulations are designed to ensure product safety, environmental protection, and workplace health and safety. Key regulatory authorities and legal frameworks applicable to our business include:

1.	Environmental Protection Agency (EPA): If our engineered enzymes involve biotechnological applications that may impact the environment, compliance with the Toxic Substances Control Act (TSCA) and other EPA regulations is required.

2.	Occupational Safety and Health Administration (OSHA): Governs workplace safety requirements related to the handling, storage, and manufacturing of enzyme-based products.

3.	Other Global Regulatory Bodies: Depending on our operational markets, we may also comply with similar regulatory agencies in Canada (Health Canada), China (National Medical Products Administration), and other jurisdictions where we operate.

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USA and EUROPE

Regulations regarding companies that bioengineer enzymes vary depending on the country and the specific nature of the enzymes being produced. However, some common regulatory frameworks to which we may become subject to include:

1. Food and Drug Administration (FDA) in the United States: Enzymes used in food production are subject to regulation by the FDA. The FDA evaluates the safety of these enzymes through its Generally Recognized as Safe (GRAS) program. Enzymes that have been determined to be GRAS can be used in food production without further regulatory oversight.

2. European Food Safety Authority (EFSA): In the European Union, enzymes used in food production are regulated by the EFSA. Similar to the FDA's GRAS program, enzymes that are considered safe for use in food are included in the EFSA's list of authorized food enzymes.

3. European Chemicals Agency (ECHA): Enzymes used in industrial processes may be subject to regulation under the Registration, Evaluation, Authorization, and Restriction of Chemicals (REACH) regulation in the European Union. This regulation requires companies to register and obtain authorization for the use of certain substances, including enzymes, in industrial applications.

4. Codex Alimentarius Commission: This international food standards organization, jointly run by the Food and Agriculture Organization (FAO) and the World Health Organization (WHO), provides guidelines and recommendations for food safety, including the use of enzymes in food production. While Codex standards are not legally binding, they are often adopted by countries as part of their regulatory frameworks.

5. Biosafety Regulations: In many countries, including the United States and various European countries, there may be specific regulations governing the use of genetically modified organisms (GMOs) or genetically engineered enzymes. These regulations typically address environmental and health concerns associated with the release of GMOs into the environment or their use in food production.

UNITED ARAB EMIRATES

Regulations regarding bioengineering and enzyme production in the United Arab Emirates (UAE) might not be as extensively documented or publicly available as in some other countries. However, we believe that the existing regulations and oversight mechanisms in place to ensure the safety of bioengineered products and their compliance with international standards are as follows:

1. Ministry of Climate Change and Environment (MOCCAE) : The MOCCAE in the UAE is responsible for overseeing environmental regulations and may have a role in regulating bioengineering activities that could impact the environment, such as the release of genetically modified organisms (GMOs) or genetically engineered enzymes into the environment.

2. Biotechnology Regulatory Framework: The UAE has a regulatory framework specifically addressing biotechnology and genetically modified organisms (GMOs). This framework includes regulations governing the research, development, production, and commercialization of bioengineered products, including enzymes.

3. Import and Export Regulations: The UAE has import and export regulations governing the movement of bioengineered products, including enzymes, across its borders. These regulations may include requirements for labeling, documentation, and permits.

4. International Standards and Agreements: The UAE may align its regulations with international standards and agreements related to bioengineering and biotechnology. This alignment could include adherence to guidelines established by organizations such as the Codex Alimentarius Commission or international treaties addressing biosafety and environmental protection.

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5. Research Ethics and Biosafety: Institutions and companies involved in bioengineering activities in the UAE may be required to adhere to research ethics guidelines and biosafety protocols to ensure the responsible conduct of research and the protection of human health and the environment.

In short, Management believes that it is essential for any company involved in bioengineering activities, including enzyme production, to consult with relevant government agencies and legal experts to ensure compliance with applicable regulations and standards in both the U.S.A. and the U.A.E. Additionally, regulatory requirements may evolve over time, we intend to stay informed about updates and changes to regulations that may affect our current and future operations.

Key Safety Considerations

As a company involved in the manufacture of engineered enzyme products, we adhere to several safety considerations to protect employees, consumers, and the environment. Here are key safety aspects:

1.	General Workplace Safety

2.	Occupational Health

·

Personal Protective Equipment (PPE): Employees must wear appropriate PPE (gloves, lab coats, respirators, etc.) when handling enzyme products, especially powdered or aerosolized forms that may cause respiratory sensitization.

·	Ventilation & Air Quality Control: Adequate air filtration and ventilation systems should be in place to prevent inhalation of enzyme dust and aerosols.
·	Hazard Communication (HazCom): Proper labeling and Safety Data Sheets (SDS) must be maintained and provided to employees regarding enzyme handling and potential hazards.
·	Training & Emergency Preparedness: Workers must be trained on safe handling, spill response, and emergency procedures, including first aid measures for accidental exposure.

3.	Product Safety & Consumer Protection

·	GRAS (Generally Recognized as Safe) Compliance: If enzymes are used in food, they must comply with FDA or equivalent international GRAS standards.
·	Allergen & Toxicity Testing: Companies must conduct rigorous testing to ensure that enzyme products do not pose allergenic, toxic, or other health risks.
·	Purity & Contamination Control: Manufacturing processes must prevent microbial or chemical contamination to ensure product safety and integrity.

4.	Environmental Safety & Waste Management

·	Biodegradability & Environmental Impact Assessments: Companies must assess the potential impact of engineered enzymes on ecosystems, including biodegradability and persistence in the environment.
·

Waste Disposal Compliance: Enzyme waste, byproducts, and expired materials must be disposed of according to hazardous waste regulations (e.g., EPA’s Resource Conservation and Recovery Act, EU Waste Framework Directive).

·	Spill Prevention & Containment: Protocols should be in place to prevent accidental releases, including secondary containment systems and spill response plans.

5.	Biosecurity & Genetic Engineering Compliance

·	Biosafety Levels (BSL): If working with genetically modified enzymes, facilities must comply with appropriate biosafety level classifications (BSL-1 to BSL-3) depending on risk factors.
·

Gene Editing & GMO Regulations: Compliance with laws such as the USDA’s Biotechnology Regulations, the Cartagena Protocol on Biosafety, and EU GMO Directives is required when modifying organisms for enzyme production.

·	Containment & Cross-Contamination Prevention: Procedures should be in place to prevent unintended release of genetically engineered microorganisms or enzymes.

6.	Fire & Chemical Safety

·

Flammability & Chemical Handling: Some enzymes may require careful handling due to their reaction with other chemicals or potential combustion risk. Compliance with NFPA (National Fire Protection Association) standards.

·

Storage & Labeling: Enzymes and related chemicals must be stored safely, with clear hazard identification and adherence to local and international chemical safety regulations (e.g., OSHA’s Hazard Communication Standard, GHS labeling).

Our Competition.

The bioengineering of enzymes sector encompasses a wide range of players, including companies, research institutions, and academic organizations. As we are in the initial rollout of our plan of operation, we believe that the major players in our industry will generally be better funded and will have the ability to attract and hire qualified candidates in all facets of our business. The following is an overview of the key players in this field:

Biotech: Numerous biotechnology companies specialize in the bioengineering of enzymes for various industrial applications. These companies often develop proprietary technologies and enzyme products tailored to specific industrial processes. Some prominent players include:

•

Novozymes: One of the largest and most well-known enzyme manufacturers globally, offering enzymes for applications in industries such as agriculture, bioenergy, food and beverages, household care, and more.

•	DuPont Industrial Biosciences: Known for its expertise in enzyme production and bio-based solutions for industries like food and beverage, animal nutrition, textiles, and biofuels.

•	BASF: Offers a wide range of enzyme products for applications in detergents, food processing, animal nutrition, and more.

•	Codexis: Specializes in enzyme engineering for pharmaceuticals, biofuels, and industrial chemicals.

•	Genencor: Known for its innovations in enzyme technology for various industrial applications, including biofuels, textiles, and detergents.

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Research Institutions and Universities: Academic institutions play a crucial role in advancing the field of enzyme bioengineering through fundamental research and technology development. Some notable institutions with active research programs in this area include MIT, Harvard University, University of California, Berkeley, ETH Zurich, and the University of Cambridge.

Government Agencies and Funding Bodies: Government agencies and funding bodies provide support for research and development in enzyme bioengineering through grants, funding programs, and regulatory oversight. Examples include the National Institutes of Health (NIH) in the United States, the European Commission's Horizon 2020 program, and various national research councils.

Contract Research Organizations (CROs): Contract research organizations provide services related to enzyme bioengineering, including enzyme discovery, optimization, and production. These organizations collaborate with industry partners to develop custom enzyme solutions for specific applications.

While we believe that our methods, approach, and plan of operation will allow us to offer similar services at competitive pricing, we are aware that competitors are likely in a position to dedicate vast resources, in both research and development, and in enzyme engineering that we may be put at a significant disadvantage in landing large customer accounts. However, as we intend to keep operations minimal and offer extremely competitive solutions, while offering access to our entire team as we grow, we believe our success will be in our dedication to our business and scientific principals which will be our key differentiator as we ramp up operations.

Understanding the landscape of industry players in the bioengineering of enzymes sector involves recognizing the diverse range of organizations contributing to research, development, production, and commercialization efforts in this field.

Scientifics Advisory Board

While our management has extensive experience in both corporate management and business operations, they also have experience in the pursuit of various scientific endeavors(see Management’s Biographies below). In addition to their personal experience, they will set up a Scientific Advisory Board to continue to move the Company’s pursuit of engineering novel enzymes forward. The goal is to set up a Scientific Advisory Board with accomplished scientists in the fields of Chemical and Biochemical Engineering and Chemistry.

Employees

We have one employee which is our President and member of the Company’s Board of Directors, Mr. Kulkarni. Currently, Mr. Kulkarni has the flexibility to work on our business up to 40 hours per week but is prepared to devote more time if necessary. We do not presently have pension, health, annuity, insurance, stock options, profit sharing, or similar benefit plans; however, we may adopt plans in the future.

There are presently no personal benefits available to our employee, Officer and/or Director.

CORPORATE HISTORY

The Company

The Company was incorporated on March 20, 2015, in the State of Nevada under the name Reliant Service Inc. The Company’s founder was Mr. Stanislav Augustin (“Mr. Augustin”). On May 10, 2018, Stanislav Augustin resigned as the Company’s sole officer and director and Zhu Ming was appointed as the new President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Chairman of the Board of Directors of the Company.

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On or about June 24, 2021, the District Court in Clark County, Nevada in case number A-21-834965-P, filed an Order Granting Application for the Appointment of Anthony E. Lombardo (“Mr. Lombardo”) as Custodian of Reliant Service Inc. whereby Mr. Lombardo was so ordered to take various actions, as Custodian of Reliant Service Inc., in order to, among other things, reinstate Reliant Service Inc. in the State of Nevada, file amended Articles of Incorporation, and to hold a special meeting to elect and appoint a new Board of Directors. As the duly appointed Custodian, Mr. Lombardo was also appointed as the sole-officer and director of the Company.

On September 15, 2021, Mr. Lombardo resigned from the positions of President, Chief Executive Officer, Treasurer, Chief Financial Officer, Secretary and Sole-Director of the Corporation (. Effective the same day, Ms. Sandra (Demeria) Brossart (“Ms. Brossart”) was appointed as the new President, Chief Executive Officer, Chief Financial Officer, Treasurer, Secretary and Chairman of the Board of Directors of the Company.

On February 8, 2023, the Company received notice of resignation from Ms. Brossart from the positions of President, Chief Executive Officer, Treasurer, Chief Financial Officer, Secretary and Sole-Director of the Corporation. Ms. Brossart stated that her resignation was not the result of any disagreements between Ms. Brossart and the Company relating to the Company’s operations, policies, or practices.

Effective immediately upon the resignation of Ms. Brossart, and as her final Directorial act, Mr. Naveen Krishna Rao Kulkarni (“Mr. Kulkarni”) was appointed to serve as President, Chief Executive Officer, Treasurer, Chief Financial

Officer, and Director of the Company to serve until the next annual meeting of the Company or until his respective successor is duly appointed. Mr. Kulkarni accepted the appointments, effective as of February 8, 2023.

On February 21, 2023, the Company entered into an Asset Purchase Agreement (“Purchase Agreement”), between the Company and Quantumzyme Inc., a Delaware corporation, (“Quantumzyme”) and Mr. Naveen Krishnarao Kulkarni, the sole-officer, director, and shareholder of Quantumzyme (collectively, Quantumzyme and Mr. Kulkarni are hereinafter referred to as the “Seller”) pursuant to which the Company acquired various assets from the Seller, such assets are applied to and used in the “Enzyme Catalyst” biotransformation sector. Specifically, the assets acquired focus on clean and green chemistry used to enhance enzyme activity, selectivity, and specificity by applying novel quantum mechanics, molecular modelling, and engineering approaches (all related proprietary and non-proprietary technology, know-how, and all other facets of Seller’s assets are referred to hereinafter as the “Acquired Assets”). In exchange for the Acquired Assets, the Company issued Mr. Kulkarni One Hundred Fifty Million (150,000,000) restricted shares of the Company’s common stock, representing approximately Seventy-Three (73%) percent of the Company’s issued and outstanding shares.

Then on April 3, 2023, the Company’s Board of Directors, receiving the majority vote of the Company’s shareholders, of approximately 73.00%, approved the following: (i) changing our corporate name from Reliant Service Inc. to Quantumzyme Corp.; (ii) a change in the Company’s OTC trading symbol from RLLT to QTZM (the “Corporate Symbol Change”); and, (iii) a One for One Hundred (1-for-100) Reverse Stock Split (“Reverse Split”) of the issued and outstanding shares of Common Stock of the Company. Whereby, every 100 shares of the Company’s common stock, issues and outstanding on the Record Date (defined below), automatically convert into one new share of common stock. This corporate action was processed by FINRA on May 23, 2023.

We are an early stage, emerging growth company headquartered in San Diego, CA. We have a limited operating history and have generated minimal revenues to date.

Our principal executive office is located at 15656 Bernardo Center Drive Suite 801, San Diego, CA 92127. Our phone number is +1 858-203-0312. We have registered and launched a website www.quantumzymecorp.com to promote our services online.

The Company is in the development stage and faces all of the risks and uncertainties associated with a new and unproven business. Our future is based on an unproven business plan with no historical facts to support projections and assumptions. The Company is not currently generating revenues and does not expect to generate revenue until it enters into the commercial phases of marketing its products and services as contemplated herein. There can be no assurance that the Company will ever achieve revenues or profitability. The Company’s operations are subject to all of the risks inherent in the establishment of a new business enterprise. The likelihood of our success must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the formation of a pre-revenue business. Our lack of a significant and relevant operating history makes it difficult to manage operations and predict future operating results.

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ITEM 1A. RISK FACTORS.

RISK FACTORS

Please consider the following risk factors and other information in this Registration Statement relating to our business and prospects before deciding to invest in our Shares. This Registration Statement and any investment in our Shares involve a high degree of risk. You should carefully consider the risks described below and all of the information contained in this Registration Statement  before deciding whether to purchase our Shares. If any of the following risks actually occur, our business, financial condition and results of operations could be harmed, and you may lose all or part of your investment. The Company should be viewed as a high-risk investment and speculative in nature. An investment in our Shares may result in a complete loss of the invested amount. Please consider the following risk factors before deciding to invest in our Shares.

Financial Projections.

Any financial projections are based upon what the Company believes to be reasonable assumptions concerning certain factors affecting probable future operations of the Company. Despite these future projections, no assurances can be made that these projections will prove to be accurate, and potential investors are cautioned against placing excessive reliance on such projections in deciding whether to invest in the Company.

We may fail to establish and maintain strategic relationships.

We believe that the establishment of strategic partnerships will greatly benefit the growth of our business, and we intend to seek out and enter into strategic alliances. We may not be able to enter these strategic partnerships on commercially reasonable terms, or at all. Even if we enter strategic alliances, our partners may not attract significant numbers of clients or otherwise prove advantageous to our business. Our inability to enter new strategic alliances could have a material and adverse effect on our business.

If we were to lose the services of Mr. Kulkarni, we may not be able to execute our business strategy.

We currently depend on the continued services and performance of the key member of our management team, comprised solely of Mr. Kulkarni. His leadership has played an integral role in our company. The loss of the key member of our management team could disrupt our operations and have an adverse effect on our ability to grow our business. In addition, competition for senior executives and key personnel in our industry is intense, and we may be unable to retain our senior executives and key personnel or attract and retain new senior executives and key personnel in the future, in which case our business may be severely disrupted.

If we are unable to hire qualified personnel and retain or motivate key personnel, we may not be able to grow effectively.

Our future success depends on our continuing ability to identify, hire, develop, motivate, and retain skilled personnel for all areas of our organization. Competition in our industry for qualified employees is very competitive. Our continued ability to compete effectively depends on our ability to attract new employees and to retain and motivate our existing employees.

A decline in general economic conditions could have a material adverse effect on our business, financial condition, and results of operations.

Our operating and financial performance may be adversely affected by a variety of factors that influence the general economy. It is our opinion that in the event of an economic slowdown, spending habits of both consumers and businesses could be adversely affected and we could experience lower net sales than expected on a quarterly or annual basis which could have a material adverse effect on our business, financial condition, and results of operations.

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Our sole officer and director have little experience managing a public company.

Mr. Kulkarni, our sole officer, and director has limited experience managing a public company which is required to establish and maintain disclosure controls and procedures and internal control over financial reporting. As a result, we may not be able to operate successfully as a public company, even if our operations are successful. We plan to comply with all of the various rules and regulations, which are required for a public company that is reporting company with the Securities and Exchange Commission. However, if we cannot operate successfully as a public company, your investment may be materially adversely affected.

We may need additional capital in the future in order to expand our business.

Our future capital requirements may be substantial, particularly as we continue to develop our business. Although we believe that, based on our current level of operations, our existing cash, cash equivalents and equity securities will provide adequate funds for ongoing operations, planned capital expenditures and working capital requirements for at least the next 12 months, we may need additional capital if our current plans and assumptions change. Our need for additional capital will depend on many factors, including the financial success of our performance enzyme business, our spending to develop and commercialize new and existing products and the amount of collaboration funding we may receive to help cover the cost of such expenditures, the effect of any acquisitions of other businesses, technologies or facilities that we may make or develop in the future, our spending on new market opportunities, and the filing, prosecution, enforcement, and defense of patent claims. If our capital resources are insufficient to meet our capital requirements, and we are unable to enter into or maintain collaborations with partners that are able or willing to fund our development efforts or commercialize any products that we develop or enable, we will have to raise additional funds to continue the development of our technology and products and complete the commercialization of products, if any, resulting from our technologies.

In addition, we may choose to raise additional capital due to market conditions or strategic considerations, even if we believe we have sufficient funds for our current or future operating plans. We may seek to obtain such additional capital through equity offerings, debt financings, credit facilities and/or strategic collaborations. If future financings involve the issuance of equity securities, our existing stockholders will suffer dilution. If we raise debt financing or enter into credit facilities, we may be subject to restrictive covenants that limit our ability to conduct our business. We may not be able to raise sufficient additional funds on terms that are favorable to us, if at all. If we fail to raise sufficient funds and fail to generate sufficient revenues to achieve planned gross margins and to control operating costs, our ability to fund our operations, take advantage of strategic opportunities, develop products or technologies, or otherwise respond to competitive pressures could be significantly limited. If this happens, we may be forced to delay or terminate research or development programs or the commercialization of products resulting from our technologies, curtail or cease operations. If adequate funds are not available, we will not be able to successfully execute our business plan or continue our business.

With respect to customers purchasing our products for the manufacture of active pharmaceutical ingredients (“API”) for which they have exclusivity due to patent protection, the termination or expiration of such patent protection and any resulting generic competition may materially and adversely affect our revenues, financial condition, or results of operations.

With respect to customers purchasing our products for the manufacture of API, or lead to the manufacture of API, for which exclusivity due to patent protection has or is about to expire, we can expect that the quantity of our products sold to such customers for such products may decline as generic competition for the API increases. While we anticipate that we may, in some cases, also be able to sell products to these generic competitors for the manufacture of these APIs, or lead to the manufacture of these APIs, the overall effect on our revenues, financial condition and results of operations could be materially adverse.

We are dependent on a limited number of contract manufacturers for large scale production of substantially all of our enzymes.

We have limited internal capacity to manufacture enzymes. As a result, we are dependent upon the performance and capacity of third-party manufacturers for the larger scale manufacturing of the enzymes used in our business. Accordingly, we face risks of difficulties with, and interruptions in, performance by third party manufacturers, the occurrence of which could adversely impact the availability, launch and/or sales of our enzymes in the future. Enzyme manufacturing capacity limitations at our third-party manufacturers and manufacturing delays could negatively affect our business, reputation, results of operations and financial condition. We may be forced to secure alternative sources of supply, which may be unavailable on commercially acceptable terms, and could cause delays in our ability to deliver products to our customers, increase our costs and decrease our profit margins.

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Competitors and potential competitors who have greater resources and experience than we do may develop products and technologies that make ours obsolete or may use their greater resources to gain market share at our expense.

Our future success will depend on our ability to maintain a competitive position with respect to technological advances. In addition, as we enter new markets, we will face new competition and will need to adapt to competitive factors that may be different from those we face today. Our primary competitors in the performance enzymes for pharmaceutical products are companies marketing either conventional, non-enzymatic processes or biocatalytic enzymes to manufacturers of pharmaceutical intermediates and APIs, and also existing in-house technologies (both biocatalysts and conventional catalysts) within our client and potential client companies. The principal methods of competition and competitive differentiation in this market are price, product quality and performance, including manufacturing yield, safety and environmental benefits, and speed of delivery of product. Additionally, the market for the manufacture and supply of APIs is large with many established companies.

Ultimately, our ability to compete successfully in any of these markets will depend on our ability to develop proprietary products that reach the market in a timely manner and are technologically superior to and/or are less expensive than other products on the market. Many of our competitors have substantially greater production, financial, research and development, personnel, and marketing resources than we do. They also started developing products earlier than we did, which may allow them to establish blocking intellectual property positions or bring products to market before we can.

Our competitors may be able to develop competing and/or superior technologies and processes and compete more aggressively and sustain that competition over a longer period of time than we could. Our technologies and products may be rendered obsolete or uneconomical by technological advances or entirely different approaches developed by one or more of our competitors. We cannot be certain that any products we develop in the future will compare favorably to products offered by our competitors or that our existing or future products will compare favorably to any new products that are developed by our competitors. As more companies develop new intellectual property in our markets, the possibility of a competitor acquiring patent or other rights that may limit our products or potential products increases, which could lead to litigation.

Our limited resources relative to many of our competitors may cause us to fail to anticipate or respond adequately to new developments and other competitive pressures. This failure could reduce our competitiveness and market share, adversely affect our results of operations and financial position, and prevent us from obtaining or maintaining profitability.

Ethical, legal, and social concerns about genetically engineered products and processes could limit or prevent the use of our technology, products and processes and limit our revenues.

We anticipate that some of our future technology, products, and services may be genetically engineered or involve the use of genetically engineered products or genetic engineering technologies. If we and/or our collaborators are not able to overcome the ethical, legal, and social concerns relating to genetic engineering, our technology, products, and services may not be accepted. Any of the risks discussed below could result in increased expenses, delays, or other impediments to our programs or the public acceptance and commercialization of products and processes dependent on our technologies or inventions.

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Our efforts to prosecute, maintain, protect and/or defend our intellectual property rights may not be successful.

We anticipate that we will file and prosecute patent applications and endeavor to maintain trade secrets in an ongoing effort to protect our intellectual property rights as we move the business forward. It is possible that our future patents, or patents which we may later acquire, may be successfully challenged, or invalidated, in whole or in part. It is also possible that we may not obtain issued patents from our pending patent applications. Accordingly, and due to uncertainties inherent in prosecuting patent applications, sometimes patent applications are rejected, and we subsequently abandon them. It is also possible that we may develop proprietary technology, products or services in the future that are not patentable or that the patents of others will limit or altogether preclude our ability to conduct business. In addition, any patent issued to us or to our licensor may provide us with little or no competitive advantage, in which case we may abandon such patent or license it to another entity or terminate the license agreement. Additionally, litigation may be necessary to enforce our intellectual property rights, to protect our trade secrets, to determine the validity and scope of the proprietary rights of others, or to defend against claims of infringement, invalidity, misappropriation, or other claims. Any such litigation could result in substantial costs and diversion of our resources. Moreover, any settlement of or adverse judgment resulting from litigation relating to intellectual property rights could require us to obtain a license to continue to make, use, import, sell or offer for sale the technology, products or services that is the subject of the claim, or otherwise restrict or prohibit our use of the technology, products, or services.

Third parties may claim that we are infringing, violating, or misappropriating their intellectual property rights, which may subject us to costly and time-consuming litigation and prevent us from developing or commercializing our technology, products, or services.

Our commercial success also depends in part on our ability to operate without infringing, violating or misappropriating patents and other intellectual property rights of third parties, and without breaching any licenses or other agreements that we have entered into with regard to our technologies, products or services. We cannot ensure that patents have not been issued, or will not be issued, to third parties that could block our ability to obtain patents or to operate as we would like. There may be patents in some countries that, if valid, may block our ability to make, use, sell, or offer for sale our technology, products, or services in those countries, or import our products into those countries, if we are unsuccessful in circumventing or acquiring rights to these patents. There also may be claims in patent applications filed in some countries that, if granted and valid, may also block our ability to commercialize technology, products, services, or processes in these countries if we are unable to circumvent or obtain rights to them.

We may not be able to enforce our intellectual property rights throughout the world.

The laws of some foreign countries where we do business do not protect intellectual property rights to the same extent as the laws of the United States. Many companies have encountered significant problems in protecting and enforcing intellectual property rights in certain foreign jurisdictions. The legal systems of certain countries, particularly certain developing countries, do not favor the enforcement of patents and other intellectual property rights. Accordingly, our efforts to protect and enforce our intellectual property rights in such countries may be inadequate. This could make it difficult for us to stop the infringement, violation or misappropriation of our patents, or other intellectual property rights. Additionally, proceedings to enforce our patent rights in foreign jurisdictions could result in substantial costs and divert our efforts and attention from other aspects of our business.

Confidentiality and non-use agreements with employees, consultants, advisors and other third parties may not adequately prevent disclosures and non-use of trade secrets and other proprietary information.

In addition to patent protection, we also rely on other intellectual property rights, including protection of copyright, trade secrets, know-how and/or other proprietary information that is not patentable or that we elect not to patent. However, trade secrets can be difficult to protect, and some courts are less willing or unwilling to protect trade secrets. To maintain the confidentiality of our trade secrets and proprietary information, we rely in part on trade secret law and contractual agreements to protect our confidential and proprietary information and processes. We will generally enter into confidentiality and invention assignment agreements with our employees, consultants, and third parties working on our behalf upon their commencement of a relationship with us. However, trade secrets and confidential information are difficult to protect, and we cannot guarantee that we have entered into such agreements with each party that may have or have had access to our trade secrets or proprietary technology and processes, and we may not enter into such agreements with all employees, consultants and third parties who have been involved in the development of our intellectual property rights. Nevertheless, without our permission or awareness, our confidential and proprietary information may be disclosed to third parties, used by the respective individuals for purposes other than for the Company’s business, or obtained through illegal means, such that third parties could reverse engineer our biocatalysts, product candidates, and processes, to attempt to develop the same technology or develop substantially equivalent technology. Costly and time-consuming litigation could be necessary to enforce and determine the scope of our confidential and proprietary rights, and failure to protect our trade secrets could adversely affect our competitive business position. If any of our trade secrets were lawfully obtained, we may be unable to prevent them, or those to whom they communicate it, from using that technology or information to compete with us or disclosing it publicly. Therefore, these events could have a material adverse effect of our business, financial condition, and results of operations. Any failure to protect our proprietary rights may allow competitors to copy our technology, which could adversely affect our pricing and market share.

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We expect our quarterly financial results to fluctuate.

We expect our revenue and operating results to vary significantly from quarter to quarter due to a number of factors, including changes in:

•	General economic conditions;
•	The number of clients for our business consulting services;
•	Our ability to retain, grow our business and attract new clients;
•	Administrative costs; and,
•	Advertising and other marketing costs.

As a result of the variability of these and other factors, our operating results in future quarters may be below the expectations of public market analysts and investors.

Dual-Class Capital Structure Limits the Ability of Other Shareholders to Influence Corporate Decisions

We have a dual-class capital structure consisting of Series A and Series B Preferred Stock, our Series A Preferred Stock carries 100 votes per share of Series A Preferred Stock and our Series B Preferred Stock carries 500 votes per share of Series B Preferred Stock. Accordingly, holders of the Series A Preferred Stock and Series B Preferred Stock will, for the foreseeable future, have voting control over such matters requiring approval by shareholders, including, but not limited to, the election of directors and the approval of mergers or other business combination transactions, even if they hold a minority of the total outstanding shares.

Concentrated Voting Power May Result in Decisions That Do Not Align with Minority Shareholders’ Interests

Holders of our preferred stock have the ability to unilaterally approve corporate actions without requiring the consent of other shareholders. This could lead to corporate policies, strategic decisions, or transactions that disproportionately benefit controlling shareholders, even if they are not in the best interests of our common shareholders. Additionally, our dual-class capital structure may discourage potential merger, acquisition, or takeover attempts that could be beneficial to our shareholders. Because our preferred stock shareholders hold superior voting rights, they have the power to block transactions that may otherwise provide a premium to our common stockholders. This could result in missed opportunities for shareholder value maximization.

Risk of Unexpected Conversion or Dilution of Voting Power

In the event of a issuances, conversions, or transfer of shares of our Series  A and Series B Preferred Shares, our voting structure may change, impacting governance and control. Additionally, if we issue new shares of Series  A or Series B Preferred Shares in the future, it could further dilute the voting power of our common stockholders.

Our Shares are “Penny Stock,” which impairs trading liquidity.

Disclosure requirements pertaining to penny stocks may reduce the level of trading activity in the market for our Shares and investors may find it difficult to sell their Shares. The SEC has rules that regulate broker/dealer practices in connection with transactions in “penny stocks”. Penny stocks generally are equity securities with a price of less than $5.00 (other than securities registered on certain national securities exchanges or quoted on the NASDAQ system, provided that current price and volume information with respect to transactions in that security is provided by the exchange or system). The penny stock rules require a broker/dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document prepared by the SEC that provides information about penny stocks and the nature and level of risks in the penny stock market. The broker/dealer also must provide the operator with current bid and offer quotations for the penny stock, the compensation of the broker/dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the operator’s account. The bid and offer quotations, and the broker/dealer and salesperson compensation information, must be given to the operator orally or in writing prior to effecting the transaction and must be given to the operator in writing before or with the operator’s confirmation.

As an “Emerging Growth Company” any decision to comply with the reduced disclosure requirements applicable to emerging growth companies could make our Shares less attractive to investors.

We are an “emerging growth company,” as defined in the JOBS Act, and, for as long as we continue to be an “emerging growth company,” we may choose to take advantage of exemptions from various reporting requirements applicable to other public companies but not to “emerging growth companies,” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved. We could be an “emerging growth company” for up to five years, or until the earliest of (i) the last day of the first fiscal year in which our annual gross revenues exceed $1 billion, (ii) the date that we become a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur if the market value of our Shares that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter, or (iii) the date on which we have issued more than $1 billion in non-convertible debt during the preceding three-year period.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We have elected to opt into the extended transition period for complying with the revised accounting standards.

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We May Continue to Take Advantage of Reduced Reporting Requirements Even If We No Longer Qualify as an Emerging Growth Company

Once we no longer qualify as an EGC, we may still be classified as a Smaller Reporting Company (“SRC”) under SEC rules if our public float is less than $250 million or, in certain cases, if our annual revenue is less than $100 million. As an SRC, we would continue to be eligible for scaled disclosure requirements, including reduced financial reporting obligations and less extensive executive compensation disclosures. While these accommodations allow us to reduce compliance costs, they may also limit the amount of publicly available information about our business, which could impact investor confidence or reduce analyst coverage of our stock. Additionally, there is no guarantee that we will remain an SRC indefinitely, and if we no longer qualify for this status, we will be required to comply with more extensive disclosure and compliance obligations, which could increase our legal, accounting, and administrative expenses.

Our status as an “Emerging Growth Company” under the JOBS Act of 2012 may make it more difficult to raise capital.

Because of the exemptions from various reporting requirements provided to us as an “emerging growth company” and because we will have an extended transition period for complying with new or revised financial accounting standards, we may be less attractive to investors, and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Certain information contained in this Registration Statement includes forward-looking statements. The statements herein which are not historical reflect our current expectations and projections about the Company’s future results, performance, liquidity, financial condition, prospects, and opportunities and are based upon information currently available to the Company and its management and management’s interpretation of what is believed to be significant factors affecting the business, including many assumptions regarding future events. Such forward-looking statements include statements regarding, among other things:

•	potential governmental regulations relating to or that may impact our industry segments;
•	increased costs or exposure to liability as a result of changes in laws or regulations applicable to the biotransformation industry;
•	general volatility of the capital and credit markets and the market price of our Shares;
•	exposure to litigation or other claims;
•	loss of key personnel;
•	the risk that we may experience future net losses;
•	risks associated with breaches of our security;
•	failure to obtain necessary outside financing on favorable terms, or at all;
•	risks associated with future sales of our Shares by existing shareholders or the perception that they intend to sell substantially all of the Shares of our Company that they hold;
•	risks associated with the market for our Shares; or
•

any of the other risks included herein, including those set forth under the headings “Risk Factors,” “Board of Directors’ Discussion and Analysis of Financial Condition and Results of Operations” and “Our Business.”

Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words “will,” “shall,” “may,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend,” “plan,” or “project” or the negative of these words or other variations on these words or comparable terminology. Actual results, performance, liquidity, financial condition, prospects, and opportunities could differ materially from those expressed in, or implied by, these forward-looking statements as a result of various risks, uncertainties, and other factors, including the ability to raise sufficient capital to continue the Company’s operations. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under “Risk Factors” and matters described in this Registration Statement generally. In light of these risks and uncertainties, there can be no assurance that the forward- looking statements contained in this Registration Statement will in fact occur.

Accordingly, prospective investors should not place undue reliance on any forward-looking statements. Except as expressly required by the federal securities laws, there is no undertaking to publicly update or revise any forward- looking statements, whether as a result of new information, future events, changed circumstances or any other reason.

The specific discussions herein about the Company include financial projections and future estimates and expectations about the Company’s business. The projections, estimates and expectations are presented in this Registration Statement only as a guide about future possibilities and do not represent actual amounts or assured events. All the projections and estimates are based exclusively on the officers of the Company’s own assessment of its business, the industry in which it works and the economy at large and other operational factors, including capital resources and liquidity, financial condition, fulfillment of contracts, and opportunities. The actual results may differ significantly from the projections.

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ITEM 2. FINANCIAL INFORMATION.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition should be read in conjunction with our financial statements and the notes to those financial statements that are included elsewhere in this document. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations, and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors.

Results of Operations for the three months ended October 31, 2024 and 2023

Revenues

We earned no revenues for three months ended October 31, 2024 or 2023.

Operating Expenses

We incurred $60,934 in operating expenses for the three months ended October 31, 2024, as compared with $63,500 in the three months ended October 31, 2023. The decrease in operating expenses is the result decreased general and administrative fees during the three months ended October 31, 2024. We expect our operating expenses will increase in future years as a result of the costs associated with the increased operating activity under our business model.

Other Income/Expenses

We had other expenses of $4,589 for the three months ended October 31, 2024, compared to other expenses of $3,998 for the three months ended October 31, 2023. The increase in other expenses was the result of increased interest expense associated additional debt incurred during the three months ended October 31, 2024.

Net Loss

We recorded a net loss of $65,523 for the three months ended October 31, 2024, compared to a net loss $67,498 for the three months ended October 31, 2023. The decrease in net loss was associated with the factors discussed above.

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Results of Operations for the Years Ended July 31, 2024 and 2023

Revenues

We earned no revenues for years ended July 31, 2024 or 2023.

Operating Expenses

We incurred $163,593 in operating expenses for the year ended July 31, 2024, as compared with $129,637 in the year ended July 31, 2023. The increase in operating expenses is the result of increased professional fees. We expect our operating expenses will increase in future years as a result of the costs associated with the increased operating activity under our business model.

Other Income/Expenses

We had other expenses of $14,976 for the year ended July 31, 2024, compared to other expenses of $5,002,942 for the year ended July 31, 2023. The decrease in other expenses was the result of the impairment of intangible assets of $5,000,000 that occurred during the year ended July 31, 2023.

Net Loss

We recorded a net loss of $178,569 for the year ended July 31, 2024, compared to a net loss $5,132,579 for the year ended July 31, 2023. The decrease in net loss was associated with the factors discussed above.

Going Concern

The accompanying financial statements have been prepared in US dollars and in accordance with accounting principles generally accepted in the United States (“GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  During the three months ended October 31, 2024, the Company incurred net losses of $65,523, accumulated deficits of $5,502,821, and used cash in operations in the amount of $35,057. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

We are entirely dependent on our ability to attract and receive funding from either the sale of securities or outside sources such as private investment or a strategic partner. We currently have no firm agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future will restrict our ability to grow and reduce our ability to continue to conduct business operations. Our failure to raise additional funds will adversely affect our business, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock.  If we are unable to obtain necessary financing, we will likely be required to curtail our development plans. Any additional equity financing may involve substantial dilution to our then existing stockholders.

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Liquidity and Capital Resources

Our financing objective is to maintain financial flexibility to meet the material, equipment and personnel needs to support our project commitments, and pursue our expansion and diversification objectives.

As of October 31, 2024, we had total current assets of $5,068 and total current liabilities of $348,389. We had a working capital deficit of $343,321 as of October 31, 2024.

As of July 31, 2024, we had total current assets of $10,000 and total current liabilities of $293,298. We had a working capital deficit of $283,298 as of July 31, 2024.

Net cash used by operating activities was $35,057 for the three months ended October 31, 2024, as compared with $63,500 cash used for the three months ended October 31, 2023. Our negative operating cash flow for both periods was our net losses, as adjusted to reconcile net loss to net cash provided by operating activities.

Net cash used by operating activities was $101,637 for the year ended July 31, 2024, as compared with $59,387 cash used for the year ended July 31, 2023. Our negative operating cash flow for both periods was our net losses, as adjusted to reconcile net loss to net cash provided by operating activities.

Financing activities provided $40,125 in cash for the three months ended October 31, 2024, as compared with $63,500 for the three months ended October 31, 2023.The decrease in cash provided by financing activities was the result of proceeds provided through the issuance of more notes during the three months ended October 31, 2023

Financing activities provided $101,637 in cash for the year ended July 31, 2024, as compared with $59,387 for the year ended July 31, 2023.The increase in cash provided by financing activities was the result of the proceeds provided through the issuance of more notes during the year ended July 31, 2024.

ITEM 3. PROPERTIES.

Our office is located in a shared office space which presently is sufficient for our needs, and we pay approximately $500.00 a month, which we believe will suffice for our immediate needs. Management does not anticipate any issue in locating and securing additional office space as we implement our plan of operation and the business grows.

ITEM 4. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT.

The following table sets forth information regarding the number of shares of Common Stock beneficially owned on January 29, 2025, by each person who is known by the Company to beneficially own 5% or more of the Company’s Common Stock, each of the Company’s directors and executive officers, and all of the Company’s directors and executive officers, as a group. As of January 29, 2025, we had 35,327,050 shares of common stock outstanding.

Name & Address of Beneficial Owner	Title of Class	Number of Shares Owned	Percentage of Class(1) (3)
Naveen Krishnarao Kulkarni (2) 15656 Bernardo Center Drive, Suite 801 San Diego, CA 92127	Common Shares Series B Preferred Stock	31,000,000 500,000	87.75 100.00	% %

Manu Bharath Khareedhi 15656 Bernardo Center Drive, Suite 801 San Diego, CA 92127	NIL	NIL	NIL
Shrutin Ashok Ulman 15656 Bernardo Center Drive, Suite 801 San Diego, CA 92127	NIL	NIL	NIL

(1)	This table is based upon information derived from our stock records. We believe that each of the shareholders named in this table has sole or shared voting and investment power with respect to the shares indicated as beneficially owned; except as set forth above, applicable percentages are based upon 35,327,050 shares of Common Stock and 500,000 shares of Series B Preferred Stock issued and outstanding as of the date of this Registration Statement on Form 10.

(2)	As of the filing date, Mr. Kulkarni owns 31,000,000 shares of Common Stock and 500,000 shares of Series B Preferred Stock. The Series B Preferred Stock carries 500-to-1 voting rights, equating to 250,000,000 total voting shares from this class. Considering the overall voting stock of the Company, Mr. Kulkarni effectively controls approximately 98.49% of the total voting power.

(3)	Voting Structure Summary:

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·	Common Stock: 35,327,050 shares issued and outstanding
·	Series A Preferred Stock: No shares issued and outstanding
·	Series B Preferred Stock: 500,000 shares issued and outstanding

o	Voting Rights: 500 votes per share
o	Total Voting Shares from Series B: 250,000,000

·	Total Combined Voting Shares (Common + Series B): 285,327,050
·	Mr. Kulkarni’s Total Voting Shares: 281,000,000
·	Mr. Kulkarni’s Voting Control Percentage: 98.49%

Control and Voting Rights of Preferred Shareholders

On May 24, 2023, the Company filed a Certificate of Designation ("Certificate of Designation") with the Secretary of State of the State of Nevada, which provided for the creation of Series A Preferred Stock and Series B Preferred Stock from the previously authorized but undesignated shares of the Company’s preferred stock.

The Company’s Certificate of Designation designates 10,000,000 shares as Series A Preferred Shares, with the following designations, powers, preferences, rights, and restrictions granted or imposed upon the Series A Preferred Shares and holders thereof:

·	Series A Preferred Stock ranks senior to all other classes of stock;
·	Series A Preferred Stock is convertible at a ratio of 1:10;
·	Series A Preferred Stock votes by multiplying the number of shares of Series A Preferred Stock held by such holder by 100.

Additionally, the Company’s Certificate of Designation designates 10,000,000 shares as Series B Preferred Shares, with the following designations, powers, preferences, rights, and restrictions granted or imposed upon the Series B Preferred Shares and holders thereof:

·	Series B Preferred Stock ranks junior to all other classes of Preferred Stock;
·	Series B Preferred Stock is convertible at a ratio of 1:50;
·	Series B Preferred Stock votes by multiplying the number of shares of Series B Preferred Stock held by such holder by 500.

Conversion of the Series A and Series B Shares is voluntary at the discretion of the holder and the Series A and Series B Preferred Stock carry other rights, preferences, and privileges customary with series of preferred stock of this nature.

Preferred shareholders hold a significant degree of control over matters submitted to shareholders for approval, including but not limited to mergers, acquisitions, and other significant corporate decisions. In order to continue controlling the outcome of such matters, preferred shareholders must maintain at least 51% of the outstanding voting shares. This threshold allows them to exercise their voting rights, which are disproportionately greater than those of common shareholders. The disparate voting rights associated with the preferred shares may have anti-takeover effects, as they give preferred shareholders the power to block or influence the outcome of a change in control transaction, including mergers or acquisitions. This could serve as a mechanism to prevent unsolicited takeover attempts and preserve the current ownership structure.

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ITEM 5. DIRECTORS AND EXECUTIVE OFFICERS.

(a) Identification of Directors and Executive Officers.

Our officers and directors and additional information concerning them are as follows:

Name	Age	Position(s)
Naveen Krishnarao Kulkarni(1)	49	Chief Executive Officer, President, Secretary, Treasurer, Director
Manu Bharath Khareedhi(2)	37	Independent Director
Shrutin Ashok Ulman(2)	55	Independent Director

(1)

On May 23, 2023, the Company entered into an Executive Employment Agreement with Mr. Kulkarni whereby Mr. Kulkarni agreed to serve as the Company’s Chief Executive Officer, President, Chief Financial Officer, Treasurer, Secretary, and as Chairman of the Company’s Board of Directors. The Employment Agreement became effective as of June 1, 2023, (the “Effective Date”) and has a term that expires on May 31, 2024. Under the terms of the Employment Agreement, the Company shall compensate Mr. Kulkarni: (i) a base salary of $90,000 per year, payable at a rate of $7,500 per month during, which shall accrue and become due and payable as soon as reasonably practicable following the Effective Date; (ii) issue 29,500,000 restricted shares of the Company’s common stock; and, (iii) issue 500,000 restricted shares of the Company’s Series B Preferred Stock.

(2)

On June 7, 2023, the Company appointed two independent directors to its Board, Dr. Shrutin Ashok Ulman and Dr. Manu Bharath, both will serve until the next annual meeting of the Company or until their respective successor is duly appointed. The Company’s current Board of Directors has affirmatively determined that both Dr. Ulman and Dr. Bharath meet the applicable standards for independent directors under the rules of the New York Stock Exchange and Rule 10A-3 under the Securities Exchange Act of 1934. Other than the foregoing, neither Dr. Ulman nor Dr. Bharath is party to any arrangement or understanding with any person, pursuant to which they were appointed as a director of the Company, nor is a party to any transactions required to be disclosed under Item 404(a) of Regulation S-K involving the Company.

Management Biographies:

Naveen Krishnarao Kulkarni – Mr. Kulkarni has two and a half decades of healthcare & biotech experience covering a broad range of scientific, entrepreneurial and innovation strategies in markets spanning Europe, the USA, Australia, and India. From 2017 through February 2023, when the Company acquired various assets from Mr. Kulkarni, Mr. Kulkarni was working on and formulating the concept and business model of what would become the current iteration of the Company. To this end, he was instrumental in raising seed capital, implementing the initial business plan and plan of operations, and positioning the company to operate as an IP driven business. From 2011 to 2016, Mr. Kulkarni was a Director and CEO of Cryo Stemcell Pvt. Ltd. where he was instrumental in the turnaround of the company from a stem cell banking service provider to a healthcare company. He also developed a business plan for next level funding and initiated PRP therapy and hospital partnerships with new customer acquisition and sales team mobilization plan for India. From November 2007 to October 2011, Mr. Kulkarni was a director at Philips Research, Asia, where he was involved in identifying and developing ventures for spin-ups, spin-ins and spin-outs in Philips with a portfolio of opportunities for new business creation across healthcare and energy relevant for India, emerging markets and globally. We believe that Mr. Kulkarni possesses attributes that qualify him to serve as a member of the Board, including his leadership skills, and experience.

Dr. Manu Bharath – Dr. Barath is an experienced Otorhinolaryngologist, who has worked for the last 14 years as an ENT performing head & neck surgeries. He graduated and obtained his MBBS degree from JSS Medical College, Sri Shivarathreeshwara Nagar, Mysore in 2009, and then obtained his postgraduate MS degree from Dr. Vasantrao Pawar Medical College, Hospital and Research Centre, Adgaon, Nashik in 2017. Since 2017, Dr. Bharath has been practicing at Pristyn Care Clinics in Bangalore. Pristyn Care is a health care startup that focuses on day care procedures. We believe that Dr. Bharath possesses attributes that qualify him to serve as a member of the Board, including his leadership skills, and experience.

Dr. Shrutin Ashok Ulman - Dr. Ulman is a qualified senior professional with 30 years’ experience in life sciences/medical devices including end-to-end product development and management, value proposition development in diagnostics and therapeutics. Seeking challenging senior managerial assignments with a reputed organization to utilize acquired skills in accomplishing organizational growth objectives. Specifically, since 2019, Dr. Ulman has been acting as a director Philips, India where his work includes defining and setting up strategic partnerships and interacting with the stakeholders to align product deliverables to the business requirements of the clients, spearheading and collaborating with multiple teams for piloting clinical trials and clinical studies, focusing on R&D innovation, and rolling out new product development strategies, and working on digital therapeutics. Additionally, he is currently the Head Researcher of Africa Philips, Nairobi, working to ensure access to care, sustainability, and risk management of value/supply chains catering to areas like Digital Primary Care Solutions and Digital Therapeutics. We believe that Dr. Ulman possesses attributes that qualify him to serve as a member of the Board, including his leadership skills, and experience.

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Corporate Governance

The Company promotes accountability for adherence to honest and ethical conduct; endeavors to provide full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company; and strives to be compliant with applicable governmental laws, rules, and regulations. The Company has not formally adopted a written code of business conduct and ethics that governs the Company’s employees, officers and Directors as the Company is not required to do so.

In lieu of an Audit Committee, the Company’s Board of Directors, is responsible for reviewing and making recommendations concerning the selection of outside auditors, reviewing the scope, results, and effectiveness of the annual audit of the Company's financial statements and other services provided by the Company’s independent public accountants. The Board of Directors, the Chief Executive Officer and the Chief Financial Officer of the Company review the Company's internal accounting controls, practices, and policies.

Committees of the Board

Our Company currently does not have nominating, compensation, or audit committees or committees performing similar functions nor does our Company have a written nominating, compensation, or audit committee charter. Our Directors believe that it is not necessary to have such committees, at this time, because the Director(s) can adequately perform the functions of such committees.

b) Significant Employees.

None.

(c) Family Relationships.

None.

(d) Involvement in Certain Legal Proceedings.

No officer, director, or persons nominated for such positions, promoter or significant employee has been involved in the last ten years in any of the following:

•	Any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;
•	Any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);
•

Being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; and

•

Being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

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(e) Audit Committee.

The Board of Directors acts as the Audit Committee and the Board has no separate committees. The Company has no qualified financial expert at this time because it has not been able to hire a qualified candidate. Further, the Company believes that it has inadequate financial resources at this time to hire such an expert. The Company intends to continue to search for a qualified individual for hire.

(f) Code of Ethics.

We do not currently have a code of ethics.

ITEM 6. EXECUTIVE COMPENSATION.

EXECUTIVE COMPENSATION

For the fiscal years ended July 31, 2024, 2023, and 2022, we compensated our three highest-paid directors and executive officers as follows:

Name and principal position	Year Ended	Salary	Bonus	Stock Compensation	Option Awards	Non-Equity Incentive Plan Compensation	Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
(a)	(b)	($)(c)	($)(d)	($)(e)	($)(f)	($)(g)	($)(h)	($)(i)	($)(j)
Naveen Krishnarao Kulkarni, (1) Chief Executive Officer, President, Secretary, Treasurer, Director	2024	60,000	–	–	–	–	–	–	–
	2023	52,500	–	29,500,000	–	–	–	500,000
	2022		–	–	–	–	–		–
	2024	–	–	–	–	–	–	–	–
	2023	–	–	–	–	–	–	–	–
	2022	–	–	–	–	–	–	–	–
Manu Bharath Khareedhi, Director (2)	2024	–	–	–	–	–	–	–	–
	2023	–	–	–	–	–	–	–	–
	2022	–	–	–	–	–	–	–	–
Shrutin Ashok Ulman, Director (3)	2024	–	–	–	–	–	–	–	–
	2023	–	–	–	–	–	–	–	–
	2022	–	–	–	–	–	–	–	–

(1) On May 23, 2023, the Company entered into an Executive Employment Agreement with Mr. Kulkarni whereby Mr. Kulkarni agreed to serve as the Company’s Chief Executive Officer, President, Ch ief Financial Officer, Treasurer, Secretary, and as Chairman of the Company’s Board of Directors. The Employment Agreement became effective as of June 1, 2023, (the “Effective Date”) and ha d a term that expires on May 31, 2024. The Company and Mr. Kulkarni have extended the term of the Executive Employment Agreement by mutual agreement. Under the terms of the Employment Agreement, the Company shall compensate Mr. Kulkarni: (i) a base salary of $90,000 per year, payable at a rate of $7,500 per month during, which accrues and any outstanding balance becomes due and payable as soon as reasonably practicable; (ii) issue 29,500,000 restricted shares of the Company’s common stock valued at $0.001 per share; and, (iii) issue 500,000 restricted shares of the Company’s Series B Preferred Stock valued at $0.001 per share.

(2) On June 7, 2023, Manu Bharath Khareedhi was appointed to the Company’s board of directors as an independent director. Mr. Bharath did not receive any compensation in 2023 and will be compensated $1,500 per every in-person meeting of the board of directors.

(3) On June 7, 2023, Shrutin Ashok Ulman was appointed to the Company’s board of directors as an independent director. Mr. Ulman did not receive any compensation in 2023 and will be compensat ed $1,500 per every in-person meeting of the board of directors.

Other than the forgoing, no officer or director has received any compensation from the Company since the inception of the Company. Until the Company acquires additional capital, it is not anticipated that any officer or director will receive compensation from the Company other than reimbursement for out-of-pocket expenses incurred on behalf of the Company.

The Company has no stock option, retirement, pension, or profit-sharing programs for the benefit of directors, officers, or other employees, but our sole officer and director may recommend adoption of one or more such programs in the future.

There are no understandings or agreements regarding compensation our management will receive after a business combination that is required to be disclosed. The Company does not have a standing compensation committee or a committee performing similar functions, since the Board of Directors has determined not to compensate the officer and director until such time that the Company completes a reverse merger or business combination.

ITEM 7. CERTAIN  RELATIONSHIPS  AND  RELATED  TRANSACTIONS, AND DIRECTOR INDEPENDENCE.

Transactions with Related Persons

On February 21, 2023, Reliant Service Inc., a Nevada corporation (the “Company”) entered into that certain Asset Purchase Agreement (“Purchase Agreement”), between the Company and Quantumzyme Inc., a Delaware corporation, (“Quantumzyme”) and Mr. Naveen Krishna Rao Kulkarni, an individual (“Mr. Kulkarni”), the sole officer, director, and shareholder of Quantumzyme (collectively, Quantumzyme and Mr. Kulkarni are hereinafter referred to as the “Seller”) pursuant to which the Company acquired various assets from the Seller, such assets are applied to and used in the “Enzyme Catalyst” biotransformation sector. Specifically, the assets acquired focus on clean and green chemistry used to enhance enzyme activity, selectivity, and specificity by applying novel quantum mechanics, molecular modelling, and engineering approaches. The “Enzyme Catalyst” is aimed at converting legacy chemical reaction into green chemistry (collectively, the Enzyme Catalyst, all related proprietary and nonproprietary technology, know-how, and all other facets of Seller’s assets are referred to hereinafter as the “Acquired Assets”). In exchange for the Acquired Assets, the Company issued Mr. Kulkarni One Hundred Fifty Million (1,500,000) restricted shares of the Company’s common stock, representing approximately Seventy-Three (73%) percent of the Company’s issued and outstanding shares.

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Policies and Procedures for Related-Party Transactions

Our Company does not have any formal written policies or procedures for related party transactions, however in practice, our Board of Directors reviews and approves all related party transactions and other matters pertaining to the integrity of management, including potential conflicts of interest and adherence to standards of business conduct. We have two independent directors on our Board of Directors.

ITEM 8. LEGAL PROCEEDINGS.

None

ITEM 9. MARKET PRICE OF AND DIVIDENDS ON THE COMPANY’S COMMON EQUITY AND RELATED STOCKHOLDER MATTERS.

(a) Market Information.

Our Common Stock is quoted on the OTC Markets Group, Inc.’s PINK tier under the symbol “QTZM”. On January 29, 2025, the closing bid price of our Common Stock was $1.00 per share. The bid quotations reported on the OTC Pink Market reflect inter-dealer prices without retail markup, markdown or commissions, and may not necessarily represent actual transactions.

Transfer Agent

Our transfer agent is Olde Monmouth Stock Transfer Co. Inc., with an address at 200 Memorial Parkway, Atlantic Highlands, NJ 07716, Phone: (732) 872-2727 Email: transferagent@oldemonmouth.com. Olde Monmouth Stock Transfer Co. Inc. Corporation is registered under the Exchange Act and operates under the regulatory authority of the SEC and FINRA.

Rule 144 Availability

Rule 144 is not available for the resale of securities initially issued by companies that are, or previously were, shell companies, like us, unless the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934;
•

the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Current Reports on Form 8-K; and

•	at least one year has elapsed from the time that the issuer filed current comprehensive disclosure with the SEC reflecting its status as an entity that is not a shell company.

Neither the Company nor its officer and director has any present plan, proposal, arrangement, understanding or intention of selling any unissued or outstanding shares of common stock in the public market subsequent to a business combination. Nevertheless, in the event that a substantial number of shares of our common stock were to be sold in any public market that may develop for our securities subsequent to a business combination, such sales may adversely affect the price for the sale of the Company’s common stock securities in any such trading market. We cannot predict what effect, if any, market sales of currently restricted shares of common stock or the availability of such shares for sale will have on the market prices prevailing from time to time, if any.

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(b) Holders.

As of January 29, 2025, the Company had 63 shareholders of record.

(c) Dividends.

The Company has not paid any cash dividends to date and does not anticipate or contemplate paying dividends in the foreseeable future. It is the present intention of management to utilize all available funds for the development of the Company’s business.

(d) Securities Authorized for Issuance under Equity Compensation Plans.

None.

ITEM 10. RECENT SALES OF UNREGISTERED SECURITIES.

Date of Transaction	Transaction type (e.g., new issuance, cancellation, shares returned to treasury)	Number of Shares Issued (or cancelled)	Class of Securities	Individual/ Entity Shares were issued to. *You must disclose the control person(s) for any entities listed.	Reason for share issuance (e.g. for cash or debt conversion) -OR- Nature of Services Provided	Restricted or Unrestricted as of this filing.	Exemption Or Registrati0n Type.
02/22/2023	New Issuance	1,500,000	Common	Naveen Krishna Rao Kulkarni 15656 Bernardo Center Dr.San Diego, CA 92127	Asset Purchase Agreement	Restricted	4(a)(2)
03/16/2023	New Issuance	1,900	Common	2152896 Alberta Ltd 15826-111 Avenue Edmonton, AB T5N 2Y6 Canada Beneficial Owner: Dale Shirley	Services Rendered	Restricted	4(a)(2)
05/25/2023	New Issuance	500,000	Series B Preferred	Naveen Krishna Rao Kulkarni 15656 Bernardo Center Dr. San Diego, CA 92127	Employment Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Aruna Gopishetty Flat:1412, Ashoka Liviano, Gachobowli, Hyperabad, India 500075	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Gnana Lakshmi Sudha Kousika Flat:1412, Ashoka Liviano, Gachobowli Hyderabad, India 500075	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Charandeep Gopishetty Flat:1412, Ashoka Liviano, Gachobowli, Hyderabad, India 500075	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Swetha Kongari Kongari Nilayam, Ameerpet, Hyderabad, India ,500018	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Artur Aleksandrovich Sinevich 202-4250 Maywood Street Burnbay, BC, V5H2Y3, Canada	Development Agreement	Restricted	4(a)(2)

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6/8/2023	New Issuance	1,000	Common	Aleksey Aleksandrovich Kislov 202-4250 Maywood Street Burnbay, BC, V5H2Y3 Canada	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Alesya Yurievna Obukhova 202-4250 Maywood Street Burnbay, BC, V5H 2Y3 Canada	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Konstantin Adamovich Letyago 202-4250 Maywood St. Burnbay, BC, V5H2Y3 Canada	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Konstantin Adamovich Letyago 202-4250 Maywood St. Burnbay, BC, V5H2Y3 Canada	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Satyanarayana Gopishetty Flat:1412, Ashoka Liviano, Gachobowli, Hyderabad, India 500075	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Venkata Radha Krishna Murthy Kousika 3-9-626/5, Pragathi Nagar Colony, LB Nagar, Hyderabad, India 500068	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Vijayalakshmi Kousika 3-9-626/5, Pragathi Nagar Colony, LB Nagar, Hyderabad, India 500068	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Sujatha Chintala 3-9-626/5, Pragathi Nagar Colony, LB Nagar, Hyderabad, India 500068	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Vishwa Teja Madugula Teja Nilayam, Hasthinapuram, Hyderabad, India 500070	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Karunanidhi Madugula Teja Nilayam, Hasthinapuram, Hyderabad, India 500070	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Vanaja Madugula Teja Nilayam, Hasthinapuram, Hyderabad, India 500070	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Muralidhar Madugula Teja Nilayam, Hasthinapuram, Hyderabad, India 500070	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Madhavi Madugula Teja Nilayam, Hasthinapuram, Hyderabad, India 500070	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Andrey Aleksandrovich Gorodnik 202-4250 Maywood St Burnbay, BC, V5H 2Y3 Canada	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Valentin Sergeevich Borodavko 202-4250 Maywood St Burnbay, BC, V5H 2Y3 Canada	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Pavel Aleksandrovich Budvis 202-4250 Maywood St Burnbay, BC, V5H 2Y3 Canada	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Egor Vsevolodovich Filipenko 202-4250 Maywood St Burnbay, BC, V5H 2Y3 Canada	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Gnana Vishwank Teja Nilayam, Hasthinapuram, Hyderabad, India 500070	Development Agreement	Restricted	4(a)(2)
6/8/2023	New Issuance	1,000	Common	Narshimulu Madugula Teja Nilayam, Hasthinapuram, Hyderabad, India 500070	Development Agreement	Restricted	4(a)(2)

29

6/8/2023	New Issuance	1,000	Common	Anasuya Madugula Teja Nilayam, Hasthinapuram, Hyderabad, India 500070	Development Agreement	Restricted	4(a)(2)
8/3/2023	New Issuance	1,600,000	Common	Krisper Eternity S.A. DE C.V. Constituyentes 187 B Col Ley 57 Hermosillo, Sonora Mexico Beneficial Owner: Maria del Rosario Leyva Meneses	Debt Conversion	Restricted	4(a)(2)
8/3/2023	New Issuance	500,000	Common	Distribucion Hergomex, S.A. DE C.V. AV Ejercito Nacional 505 Oficina 1004-A Col., Granada, Miguel Hidalgo, Cuidad de Mexico, 11520 Mexico Beneficial Owner: Cesar Alan Jimenez Gonzalez	Debt Conversion	Restricted	4(a)(2)
8/1/2024	New Issuance	500,000	Common	Tecnologia y Software de Crecimiento, S.A. de C.V. Beneficial Owner: Francisco Belzay Shariar Montano Davila	Regulation A Offering	Unrestricted	Reg. A
10/7/2024	New Issuance	50,000	Common	Andrew Gaudet 1189 Old Oak Dr. Oakville, ONT L6M3K6 Canada	Regulation A Offering	Unrestricted	Reg. A

ITEM 11. DESCRIPTION OF REGISTRANT’S SECURITIES TO BE REGISTERED.

Capital Stock

DESCRIPTION OF SHARES

We have an aggregate total of 900,000,000 shares of authorized capital stock, consisting of 750,000,000 shares of Common Stock, par value $0.00001 (“Common Stock”) and 150,000,000 shares of authorized preferred stock, par value $0.00001 (“Preferred Stock”), of which 10,000,000 shares as Series A Preferred Shares (“Series A Preferred Shares”) and 10,000,000 shares as Series B Preferred Shares (“Series B Preferred Shares”). As of the date hereof we have 34,777,050 shares of Common Stock issued and outstanding, ZERO shares of Series A Preferred Stock issued and outstanding, and 500,000 shares of Series B Preferred Stock issued and outstanding.

Under Nevada law, our stockholders generally are not personally liable for our debts and obligations solely as a result of their status as stockholders.

Common Stock

All of the shares of our common stock offered hereby will be duly authorized, validly issued, fully paid and non- assessable and all of the shares of our common stock have equal rights as to earnings, assets, dividends and voting. Subject to the preferential rights of holders of any other class or series of our stock, holders of shares of our common stock are entitled to receive dividends and other distributions on such shares if, as and when authorized by our board of directors out of funds legally available therefor. Shares of our common stock generally have no preemptive, appraisal, preferential exchange, conversion, sinking fund or redemption rights and are freely transferable, except where their transfer is restricted by federal and state securities laws, by contract or by the restrictions in our Articles of Incorporation. In the event of our liquidation, dissolution or winding up, each share of our common stock would be entitled to share ratably in all of our assets that are legally available for distribution after payment of or adequate provision for all of our known debts and other liabilities and subject to any preferential rights of holders of our preferred stock, if any preferred stock is outstanding at such time, and our Articles of Incorporation restrictions on the transfer and ownership of our stock.

Except as may otherwise be specified in the terms of any class or series of our common stock, each outstanding share of our common stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors, and, except as may be provided with respect to any other class or series of stock, the holders of shares of common stock will possess the exclusive voting power. There is no cumulative voting in the election of our directors. Directors are elected by a plurality of all of the votes cast in the election of directors.

30

Publicly Quoted or Traded Securities:

Trading symbol:	QTZM
Exact title and class of securities outstanding:	Common Stock
CUSIP:	75955E205
Par or stated value:	$0.00001
Total shares authorized:	750,000,000
Total shares outstanding:	35,327,050
Total number of shareholders of record:	63

Other classes of authorized or outstanding equity securities that do not have a trading symbol:

Exact title and class of the security:	Series A Preferred Stock
CUSIP (if applicable):	N/A
Par or stated value:	$0.00001
Total shares authorized:	10,000,000
Total shares outstanding:	0
Total number of shareholders of record:	0

Exact title and class of the security:	Series B Preferred Stock
CUSIP (if applicable):	N/A
Par or stated value:	$0.00001
Total shares authorized:	10,000,000
Total shares outstanding:	500,000
Total number of shareholders of record:	1

Security Description:

1. For common equity, describe any dividend, voting and preemption rights.

The common stock votes one vote per share on all matters brought before the shareholders of the company, including the election of directors. Shareholders are entitled to dividends if and when declared by the board of directors of the company. The common stock of the company does not have preemption rights.

2. For preferred stock, describe the dividend, voting, conversion, and liquidation rights as well as redemption or sinking fund provisions.

Series A Preferred Shares

(i)	Series A Preferred Stock ranks senior to all other classes of stock;

(ii)	Series A Preferred Stock is convertible at a ratio of 1:10; and,

(iii)	Series A Preferred Stock votes by multiplying the number of shares of Series A Preferred Stock held by such holder by 100.

Series B Preferred Shares

(i)	Series B Preferred Stock ranks junior to all other classes of Preferred Stock;

(ii)	Series B Preferred Stock is convertible at a ratio of 1:50, and,

(iii)	Series B Preferred Stock votes by multiplying the number of shares of Series B Preferred Stock held by such holder by 500.

The Series A and Series B Preferred Stock carry other rights preferences and privileges customary with series of preferred stock of this nature.

31

ITEM 12. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Our Articles of Incorporation and Bylaws both provide for the indemnification of our officers and directors to the fullest extent permitted by the Nevada Revised Statutes (the “NRS”). Our Articles of Incorporation state that a director of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director. The Company must indemnify to the maximum extent permitted by Nevada law its officers and directors in any civil, criminal, administrative or investigative proceeding except an action by or in the right of the Company, including attorneys’ fees, judgments, fines and amounts paid in settlement provide he or she acted in good faith and in a manner that he or she reasonably believed to be in, and not opposed to, the Company’s best interests. Pursuant to NRS 78.138, no indemnification is required if it is proven that the officer or director breached his or her fiduciary duties and that breach involved intentional misconduct, fraud, or a knowing violation of law. The termination of any such proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere shall not by itself create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in the Company’s best interests and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was unlawful. Additionally, the Company must indemnify officers and directors who are party or are threatened to be made a party to any action or lawsuit by or in the right of the Company to the maximum extent permitted by the NRS, including attorneys’ fees, unless it is proven his or her act, or failure to act, was a breach of fiduciary duty involving intentional misconduct, fraud, or a knowing violation of law rendering him or her liable under NRS 78.138, unless he or she acted in good faith and in a manner he or she reasonably believed to be in, and not opposed to, the Company’s best interests. The Board of Directors in its sole discretion may indemnify the Company’s employees and agents to the extent not prohibited by the NRS or other applicable law. The Company may advance the costs of defense to persons involved in legal proceedings at the discretion of the Board of Directors upon receipt of an undertaking by or on behalf of such person to repay such amount unless it is determined that he or she is entitled to indemnification by the Company the NRS.

ITEM 13. FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA.

The consolidated financial statements of the Company appear at the end of this report beginning on page F-1.

ITEM 14. CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE.

None.

32

ITEM 15. FINANCIAL STATEMENTS AND EXHIBITS.

(a) Financial Statements.

Quarterly Financial Statements (unaudited):

Annual Financial Statements (audited):

(b) See the Exhibit Index attached hereto which is incorporated by reference.

33

QUANTUMZYME CORP.

(FORMALLY RELIANT SERVICES, INC.)

STATEMENTS OF BALANCE SHEETS

	October 31, 2024	July 31, 2024

ASSETS

Cash	5,068	-
Prepaid expenses	-	10,000
Total current assets	5,068	10,000

Total assets	5,068	10,000

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued expenses	129,146	109,780
Due to related parties	16,952	15,852
Notes payable	202,291	167,666
Total current liabilities	348,389	293,298

Total liabilities	348,389	293,298

Commitments and Contingencies (See note 5)	-	-

Preferred Shares 130,000,000 authorized shares, par value $0.000010 shares issued and outstanding as of October 31, 2024 and July 31, 2024, respectively	-	-
Series A Preferred Shares 10,000,000 authorized shares, par value $0.000010 shares issued and outstanding as of October 31, 2024 and July 31, 2024, respectively	-	-
Series B Preferred Shares 10,000,000 authorized shares, par value $0.00001500 shares issued and outstanding as of October 31, 2024 and July 31, 2024, respectively	5	5
Common Shares 750,000,000 authorized shares, par value $0.00001; 35,277,550 and 31,577,050 shares issued and outstanding as of October 31, 2024 and July 31, 2024, respectively	352	347
Additional paid-in capital	5,159,143	5,153,648
Accumulated deficit	(5,502,821)	(5,437,298)
Total stockholders' deficit	(343,321)	(283,298)

Total liabilities and stockholders' deficit	5,068	10,000

The accompanying notes are an integral part of these audited financial statements.

No assurance provided

F-1

QUANTUMZYME CORP.

(FORMALLY RELIANT SERVICES, INC.)

STATEMENTS OF OPERATIONS

	For the three months ended
	October 31
	2024	2023

Sales	$-	$-

Operating expenses
General and administrative	1,577	20,000
Professional fees	59,357	43,500
Total operating expenses	60,934	63,500

Loss from operations	(60,934)	(63,500)

Other expense
Interest expense	(4,589)	(3,998)
Impairment of intangible assets	-	-
Total other expenses	(4,589)	(3,998)

Net loss before tax provision	(65,523)	(67,498)
Tax provision	-	-
Net loss	$(65,523)	$(67,498)

Net loss per common share: basic and diluted	$(0.00)	$(0.07)
Weighted average common shares outstanding -
basic and diluted	34,742,014	918,595

The accompanying notes are an integral part of these audited financial statements.

No assurance provided

F-2

QUANTUMZYME CORP.

(FORMALLY RELIANT SERVICES, INC.)

STATEMENT OF STOCKHOLDERS' DEFICIT

	Series B
	Preferred		Common		Paid-In	Stock	Accumulated	Stockholders'
	Shares	Par Value	Shares	Par Value	Capital	Payable	Deficit	Deficit

Balance, July 31, 2024	500	5	34,777,050	347	5,153,648	-	(5,437,298)	(283,298)
Shares issued for cash	-	-	500,500	5	5,495	-	-	5,500
Net loss	-	-	-	-	-	-	(65,523)	(65,523)
Balance, October 31, 2024	500	5	35,277,550	352	5,159,143	-	(5,502,821)	(343,321)

Balance, July 31, 2023	500	5	31,577,050	315	5,096,280	3,200	(197,029)	4,902,771
Share to be issued for settlement of notes payable	-	-	3,200,000	32	3,168	(3,200)	-	-
Net loss	-	-	-	-	-	-	(67,498)	(67,498)
Balance, October 31, 2023	500	5	34,777,050	347	5,099,448	-	(264,527)	4,835,273

The accompanying notes are an integral part of these audited financial statements.

No assurance provided

F-3

QUANTUMZYME CORP.

(FORMALLY RELIANT SERVICES, INC.)

STATEMENTS OF CASHFLOWS

	For the three months ended
	October 31, 2024	October 31, 2023
Cash Flows from Operating Activities
Net loss	$(65,523)	$(67,498)
Adjustments to reconcile net loss to net cash provided by operating activities:
Changes in assets and liabilities
Prepaid expenses	10,000	3,998
Accounts payable	19,366	-
Due to related party	1,100	-
Net cash from operating activities	(35,057)	(63,500)

Cash Flows from Financing Activities
Proceeds from the issuance of common stock	5,500	-
Proceeds from notes payable	34,625	63,500
Net cash from financing activities	40,125	63,500

Net decrease in cash	5,068	-
Cash, beginning of period	-	-
Cash, end of period	$5,068	$-

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Share to be issued for settlement of notes payable	$-	$3,200

The accompanying notes are an integral part of these audited financial statements.

No assurance provided

F-4

QUANTUMZYME CORP

(FORMALLY RELIANT SERVICES, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

October 31, 2024

NOTE 1 – NATURE OF BUSINESS AND OPERATIONS

Organization

Quantumzyme Corp. (formally Reliant Service Inc.) (the “Company”) was incorporated in the state of Nevada on March 20, 2015. The company develops marketing channels to distribute office equipment to the wholesale market in the United States. Our functional currency is the US Dollar and all the references to currency in the financial statements are in US Dollars.

On February 8, 2023, Ms. Sandra (Demeria) Brossart (“Brossart”) resigned as the sole-officer and director of the Company, and Mr. Naveen Krishna Rao Kulkarni (“Kulkarni”) was appointed as sole-officer and director in her place. Thereafter, on February 21, 2023, the Company entered into that certain Asset Purchase Agreement (“Purchase Agreement”), between the Company and Quantumzyme Inc., a Delaware corporation, (“Quantumzyme”) and Kulkarni, the sole- officer, director, and shareholder of Quantumzyme (collectively, Quantumzyme and Mr. Kulkarni are hereinafter referred to as the “Seller”) pursuant to which the Company acquired various assets from the Seller, such assets are applied to and used in the “Enzyme Catalyst” biotransformation sector. In exchange for the Acquired Assets, the Company issued Mr. Kulkarni One Hundred Fifty Million (1,500,000) restricted shares of the Company’s common stock (Post split), representing approximately Seventy-Three (73%) percent of the Company’s issued and outstanding shares.

On March 31, 2023, the Company changed its name to Quantumzyme Corp.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in US dollars and in accordance with accounting principles generally accepted in the United States (“GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  During the three months ended October 31, 2024, the Company incurred net losses of $65,523, accumulated deficits of $5,502,821, and used cash in operations in the amount of $35,057. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

We are entirely dependent on our ability to attract and receive funding from either the sale of securities or outside sources such as private investment or a strategic partner. We currently have no firm agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future will restrict our ability to grow and reduce our ability to continue to conduct business operations. Our failure to raise additional funds will adversely affect our business, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock.  If we are unable to obtain necessary financing, we will likely be required to curtail our development plans. Any additional equity financing may involve substantial dilution to our then existing stockholders.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

F-5

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Stock-based compensation

The Company records stock based compensation in accordance with the guidance in ASC Topic 505 and 718 which requires the Company to recognize expenses related to the fair value of its employee stock option awards. This eliminates accounting for share-based compensation transactions using intrinsic value and requires instead that such transactions be accounted for using a fair-value-based method. The Company recognizes the cost of all share-based awards on a graded vesting basis over the vesting period of the award.

The Company accounts for equity instruments issued in exchange for the receipt of goods or services from other than employees in accordance with ASC 718-10 and the conclusions reached by the ASC 505-50. Costs are measured at the estimated fair market value of the consideration received or the estimated fair value of the equity instruments issued, whichever is more reliably measurable. The value of equity instruments issued for consideration other than employee services is determined on the earliest of a performance commitment or completion of performance by the provider of goods or services as defined by ASC 505-50.

Concentration of Credit Risk

The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains all of its cash balances with two financial institutions in the form of demand deposits.

Loss per Share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Revenue Recognition

The Company recognizes revenue from its contracts with customers in accordance with ASC 606 – Revenue from Contracts with Customers. The Company recognizes revenues when satisfying the performance obligation of the associated contract that reflects the consideration expected to be received based on the terms of the contract.

Revenue related to contracts with customers is evaluated utilizing the following steps: (i) Identify the contract, or contracts, with a customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to the performance obligations in the contract; (v) Recognize revenue when the Company satisfies a performance obligation.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment

F-6

Fair Value of Financial Instruments

The Company measures fair value in accordance with ASC 820 - Fair Value Measurements. ASC 820 defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurements. ASC 820 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 - Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 - Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date

The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions. Accordingly, certain fair values may not represent actual values of the Company’s financial instruments that could have been realized as of October 31, 2024 and July 31, 2024 or that will be recognized in the future, and do not include expenses that could be incurred in an actual settlement. The carrying amounts of the Company’s financial assets and liabilities, such as cash, accounts receivable, receivables from related parties, prepaid expenses and other, accounts payable, accrued liabilities, and related party and third party notes payables approximate fair value due to their relatively short maturities. The Company’s notes payable approximates the fair value of such instrument based upon management’s best estimate of terms that would be available to the Company for similar financial arrangements at October 31, 2024 and July 31, 2024.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

F-7

NOTE 3 –PROMISSORY NOTES

Promissory notes payable as of October 31, 2024 and July 31, 2024 consists of the following:

	October 31, 2024	July 31, 2024
Dated June 14, 2021	$6,000	$6,000
Dated July 20, 2021	642	642
Dated February 10, 2023	15,300	15,300
Dated February 10, 2023	12,750	12,750
Dated March 14, 2023	6,161	6,161
Dated April 28, 2023	7,803	7,803
Dated April 28, 2023	8,077	8,077
Dated May 4, 2023	5,904	5,904
Dated July 31, 2023	3,392	3,392
Dated September 8, 2023	2,000	2,000
Dated September 11, 2023	2,500	2,500
Dated September 13, 2023	6,000	6,000
Dated September 20, 2023	2,000	2,000
Dated September 29, 2023	20,000	20,000
Dated October 11, 2023	25,000	25,000
Dated October 16, 2023	6,000	6,000
January 31, 2024	1,420	1,420
February 8, 2024	7,500	7,500
February 21, 2024	7,000	7,000
February 22, 2024	1,865	1,865
April 2, 2024	1,902	1,902
April 22, 2024	5,000	5,000
May 5, 2024	450	450
June 17, 2024	3,000	3,000
June 25, 2024	10,000	10,000
August 2, 2024	6,000	-
August 16, 2024	3,125	-
September 12, 2024	1,100	-
September 12, 2024	1,400	-
October 22, 2024	1,500	-
October 28, 2024	10,000	-
October 29, 2024	5,000	-
October 22, 2024	6,500	-
Total notes payable	$202,291	$167,666

F-8

During the three months ended October 31, 2024 and 2023, the Company issued various promissory notes amounting to $34,625 and $63,500 for general operating purposes. The notes carry a 10% interest rate and are due upon 10 days written notice. As of October 31, 2024 and July 31, 2024, the Company had amounts due to the note holder of $193,149 and $161,024, respectively.

On June 14, 2021, the Company issued a promissory note for proceeds of $6,000. The note is due on demand and accrues interest at 10% per annum.  On July 17, 2023, the note holder sold and assigned $3,200 of the balance to two unrelated parties. On July 25, 2023, the new note holders settled the combined balance of $3,200 for the issue of 3,200,000 shares of common stock valued at $3,200.

On September 12, 2024, the Company issued two promissory notes for proceeds of $2,500. The notes carry a 10% interest rate and are due upon 10 days written notice.

During the three months ended October 31, 2024 and 2023, the Company recorded interest expense of $4,589 and 3,998, respectively.

NOTE 4 – RELATED PARTY TRANSACTIONS

As of October 31, 2024 and July 31, 2024, the amount due to related parties was $16,952 and $15,852, respectively. Amounts due to related parties are non-interest bearing and due on demand.

NOTE 5 - COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Management is currently not aware of any such legal proceedings or claims that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, or operating results.

 NOTE 6 – STOCKHOLDERS’ EQUITY

The Company’s authorized common stock consists of 750,000,000 shares with par value of $0.00001. As of July 31, 2024 and 2023, the Company had 34,777,050 and 31,577,050 shares of common stock (Post split) issued and outstanding.

On February 21, 2023, the Company filed a Certificate of Amendment together with Amended & Restated Articles of Incorporation with the Secretary of State of the State of Nevada increasing the Company’s authorized shares of common stock from 75,000,000 to 900,000,000, consisting of 750,000,000 shares of Common Stock, par value $0.00001 and 150,000,000 shares of authorized but undesignated preferred stock, par value $0.00001.

On March 31, 2023, the Company’s Board of Directors approved a 1 to 100 reverse stock split as of the record date of March 31, 2023. As of the date of filing the reverse stock split has not been approved by FINRA. The financial statements have been retroactively restated to show the effect of the stock split.

F-9

On May 24, 2023, the Company filed a Certificate of Designation (“Certificate of Designation”) with the Secretary of State of the State of Nevada that provided for the creation of Series A Preferred Stock and Series B Preferred Stock from the previously authorized but undesignated shares of the Company’s preferred stock.

The Company’s Certificate of Designation designates 10,000,000 shares as Series A Preferred Shares the designations, powers, preferences, rights, and restrictions granted or imposed upon the Series A Preferred Shares and holders thereof are as follows:

(i)	Series A Preferred Stock ranks senior to all other classes of stock;
(ii)	(ii) Series A Preferred Stock is convertible at a ratio of 1:10; and,
(iii)	(iii) Series A Preferred Stock votes by multiplying the number of shares of Series A Preferred Stock held by such holder by 100.

Additionally, the Company’s Certificate of Designation, designates 10,000,000 shares as Series B Preferred Shares the designations, powers, preferences, rights, and restrictions granted or imposed upon the Series B Preferred Shares and holders thereof are as follows:

(i)	Series B Preferred Stock ranks junior to all other classes of Preferred Stock;
(ii)	Series B Preferred Stock is convertible at a ratio of 1:50, and,
(iii)	Series B Preferred Stock votes by multiplying the number of shares of Series B Preferred Stock held by such holder by 500.

During the three months ended October 31, 2023, the Company issued 3,200,000 shares of common valued at $3,200 to partially settle a certain note payable.

During three months ended October 31, 2024, the Company issued 500,500 shares of common stock for $5,500 cash.

NOTE 7 – SUBSEQUENT EVENTS

On November 30, 2024, the noteholders for certain notes dated September 12, 2024, forgave the entire balance of $2,500 for no consideration.

F-10

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Quantumzyme Corp.

Opinion on the Financial Statements

We have audited the accompanying balance sheets of Quantumzyme Corp. (“the Company”) as of July 31, 2024 and 2023, and the related statements of operations, stockholders’ deficit, and cash flows for each of the years in the two-year period ended July 31, 2024, and the related notes (collectively referred to as the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of July 31, 2024 and 2023 and the results of its operations and its cash flows for each of the years in the two- year period ended July 31, 2024, in conformity with accounting principles generally accepted in the United States of America.

Going Concern

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company has an accumulated deficit, net losses, and negative cash flows from operations. These factors, among others, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

Critical audit matters are matters arising from the current period audit of the financial statements that were communicated or required to be communicated to the audit committee and that (1) relate to accounts or disclosures that are material to the financial statements and (2) involved our especially challenging, subjective, or complex judgments. We determined that there were no critical audit matters.

Fruci & Associates II, PLLC – PCAOB ID #05525

We have served as the Company’s auditor since 2024.

Spokane, Washington

November 26, 2024

F-11

QUANTUMZYME CORP.

(FORMALLY RELIANT SERVICES, INC.)

STATEMENTS OF BALANCE SHEETS

	July 31, 2024	July 31, 2023

ASSETS

Prepaid expenses	$10,000	$-
Total current assets	10,000	-

Total assets	$10,000	$-

LIABILITIES AND STOCKHOLDERS' DEFICIT
Current liabilities
Accounts payable and accrued expenses	$109,780	$28,788
Due to related parties	15,852	9,912
Notes payable	167,666	66,029
Total current liabilities	293,298	104,729

Total liabilities	293,298	104,729

Commitments and Contingencies (See note 8)	-	-

Preferred Shares 130,000,000 authorized shares, par value $0.000010 shares issued and outstanding as of July 31, 2024 and 2023, respectively	-	-
Series A Preferred Shares 10,000,000 authorized shares, par value $0.000010 shares issued and outstanding as of July 31, 2024 and 2023, respectively	-	-
Series B Preferred Shares 10,000,000 authorized shares, par value $0.00001500 shares issued and outstanding as of July 31, 2024 and 2023, respectively	5	5
Common Shares 750,000,000 authorized shares, par value $0.00001; 34,777,050 and 31,577,050 shares issued and outstanding as of July 31, 2024 and 2023 , respectively	347	315
Additional paid-in capital	5,153,648	5,150,480
Stock payable	-	3,200
Accumulated deficit	(5,437,298)	(5,258,729)
Total stockholders' deficit	(283,298)	(104,729)

Total liabilities and stockholders' deficit	$10,000	$-

The accompanying notes are an integral part of these audited financial statements.

No assurance provided

F-12

QUANTUMZYME CORP.

(FORMALLY RELIANT SERVICES, INC.)

STATEMENTS OF OPERATIONS

	For the years ended
	July 31
	2024	2023

Sales	$-	$-

Operating expenses
General and administrative	31,727	18,380
Professional fees	131,866	111,257
Total operating expenses	163,593	129,637

Loss from operations	(163,593)	(129,637)

Other expense
Interest expense	(14,976)	(2,942)
Impairment of intangible assets	-	(5,000,000)
Total other expenses	(14,976)	(5,002,942)

Net loss before tax provision	(178,569)	(5,132,579)
Tax provision	-	-
Net loss	$(178,569)	$(5,132,579)

Net loss per common share: basic and diluted	$(0.01)	$(5.59)
Weighted average common shares outstanding -
basic and diluted	34,742,014	918,595

The accompanying notes are an integral part of these audited financial statements.

No assurance provided

F-13

QUANTUMZYME CORP.

(FORMALLY RELIANT SERVICES, INC.)

STATEMENT OF STOCKHOLDERS' DEFICIT

	Series B
	Preferred		Common		Paid-In	Stock	Accumulated	Stockholders'
	Shares	Par Value	Shares	Par Value	Capital	Payable	Deficit	Deficit

Balance, July 31, 2022	-	-	550,150	5	96,295	-	(126,150)	(29,850)
Shares issued for asset purchase agreement	-	-	1,500,000	15	4,999,985	-	-	5,000,000
Shares issued for services	500	5	29,526,900	295	54,200	-	-	54,500
Share to be issued for settlement of notes payable	-	-	-	-	-	3,200	-	3,200
Net Loss	-	-	-	-	-	-	(5,132,579)	(5,132,579)
Balance, July 31, 2023	500	5	31,577,050	315	5,150,480	3,200	(5,258,729)	(104,729)
Share to be issued for settlement of notes payable	-	-	3,200,000	32	3,168	(3,200)	-	-
Net Loss	-	-	-	-	-	-	(178,569)	(178,569)
Balance, July 31, 2024	500	5	34,777,050	347	5,153,648	-	(5,437,298)	(283,298)

The accompanying notes are an integral part of these audited financial statements.

No assurance provided

F-14

QUANTUMZYME CORP.

(FORMALLY RELIANT SERVICES, INC.)

STATEMENTS OF CASHFLOWS

	For the years ended
	July 31, 2024	July 31, 2023
Cash Flows from Operating Activities
Net loss	$(178,569)	$(5,132,579)
Adjustments to reconcile net loss to net cash used for operating activities:
Stock based compensation	-	54,500
Impairment of intangible assets	-	5,000,000
Changes in assets and liabilities
Prepaid expenses	(10,000)	-
Accounts payable and accrued expenses	80,992	18,692
Due to related party	5,940	-
Net cash from operating activities	(101,637)	(59,387)

Cash Flows from Financing Activities
Proceeds from notes payable	101,637	59,387
Net cash from financing activities	101,637	59,387

Net decrease in cash	-	-
Cash, beginning of period	-	-
Cash, end of period	$-	$-

Supplemental disclosure of cash flow information
Cash paid for interest	$-	$-
Cash paid for taxes	$-	$-

SUPPLEMENTARY DISCLOSURE OF NON-CASH INVESTING AND FINANCING ACTIVITIES:

Shares issued for asset purchase agreement	$-	$5,000,000
Share to be issued for settlement of notes payable	$-	$3,200

The accompanying notes are an integral part of these audited financial statements.

No assurance provided

F-15

QUANTUMZYME CORP

(FORMALLY RELIANT SERVICES, INC.)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

July 31, 2024 and 2023

NOTE 1 – NATURE OF BUSINESS AND OPERATIONS

Organization

Quantumzyme Corp. (formally Reliant Service Inc.) (the “Company”) was incorporated in the state of Nevada on March 20, 2015. The company develops marketing channels to distribute office equipment to the wholesale market in the United States. Our functional currency is the US Dollar and all the references to currency in the financial statements are in US Dollars.

On February 8, 2023, Ms. Sandra (Demeria) Brossart (“Brossart”) resigned as the sole-officer and director of the Company, and Mr. Naveen Krishna Rao Kulkarni (“Kulkarni”) was appointed as sole-officer and director in her place. Thereafter, on February 21, 2023, the Company entered into that certain Asset Purchase Agreement (“Purchase Agreement”), between the Company and Quantumzyme Inc., a Delaware corporation, (“Quantumzyme”) and Kulkarni, the sole- officer, director, and shareholder of Quantumzyme (collectively, Quantumzyme and Mr. Kulkarni are hereinafter referred to as the “Seller”) pursuant to which the Company acquired various assets from the Seller, such assets are applied to and used in the “Enzyme Catalyst” biotransformation sector. In exchange for the Acquired Assets, the Company issued Mr. Kulkarni One Hundred Fifty Million (1,500,000) restricted shares of the Company’s common stock (Post split), representing approximately Seventy-Three (73%) percent of the Company’s issued and outstanding shares.

On March 31, 2023, the Company changed its name to Quantumzyme Corp.

NOTE 2 – GOING CONCERN

The accompanying financial statements have been prepared in US dollars and in accordance with accounting principles generally accepted in the United States (“GAAP”) on a going concern basis, which contemplates the realization of assets and the satisfaction of liabilities and commitments in the normal course of business.  During the year ended July 31, 2024, the Company incurred net losses of $178,569 ,accumulated deficits of $5,437,298, and used cash in operations in the amount of $101,637. These conditions raise substantial doubt about the Company's ability to continue as a going concern.

We are entirely dependent on our ability to attract and receive funding from either the sale of securities or outside sources such as private investment or a strategic partner. We currently have no firm agreements or arrangements with respect to any such financing and there can be no assurance that any needed funds will be available to us on acceptable terms or at all. The inability to obtain sufficient funding of our operations in the future will restrict our ability to grow and reduce our ability to continue to conduct business operations. Our failure to raise additional funds will adversely affect our business, and may require us to suspend our operations, which in turn may result in a loss to the purchasers of our common stock.  If we are unable to obtain necessary financing, we will likely be required to curtail our development plans. Any additional equity financing may involve substantial dilution to our then existing stockholders.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ significantly from those estimates.

F-16

Cash and Cash Equivalents

For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents to the extent the funds are not being held for investment purposes.

Stock-based compensation

The Company follows ASC 718-10, “Stock Compensation”, which addresses the accounting for transactions in which an entity exchanges its equity instruments for goods or services, with a primary focus on transactions in which an entity obtains employee services in share-based payment transactions. ASC 718-10 is a revision to SFAS No. 123, “Accounting for Stock-Based Compensation,” and supersedes Accounting Principles Board (“APB”) Opinion No. 25, “Accounting for Stock Issued to Employees,” and its related implementation guidance. ASC 718-10 requires measurement of the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). Incremental compensation costs arising from subsequent modifications of awards after the grant date must be recognized.

Concentration of Credit Risk

The Company has no off-balance-sheet concentrations of credit risk such as foreign exchange contracts, options contracts or other foreign hedging arrangements. The Company maintains all of its cash balances with two financial institutions in the form of demand deposits.

Loss per Share

The Company follows ASC Topic 260 to account for the earnings per share. Basic earnings per common share (“EPS”) calculations are determined by dividing net income by the weighted average number of shares of common stock outstanding during the year. Diluted earnings per common share calculations are determined by dividing net income by the weighted average number of common shares and dilutive common share equivalents outstanding. During periods when common stock equivalents, if any, are anti-dilutive they are not considered in the computation.

Revenue Recognition

The Company recognizes revenue from its contracts with customers in accordance with ASC 606 – Revenue from Contracts with Customers. The Company recognizes revenues when satisfying the performance obligation of the associated contract that reflects the consideration expected to be received based on the terms of the contract.

Revenue related to contracts with customers is evaluated utilizing the following steps: (i) Identify the contract, or contracts, with a customer; (ii) Identify the performance obligations in the contract; (iii) Determine the transaction price; (iv) Allocate the transaction price to the performance obligations in the contract; (v) Recognize revenue when the Company satisfies a performance obligation.

Income Taxes

Deferred taxes are provided on a liability method whereby deferred tax assets are recognized for deductible temporary differences and operating loss and tax credit carry forwards and deferred tax liabilities are recognized for taxable temporary differences. Temporary differences are the differences between the reported amounts of assets and liabilities and their tax bases.  Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Deferred tax assets and liabilities are adjusted for the effects of changes in tax laws and rates on the date of enactment.

F-17

Fair Value of Financial Instruments

The Company measures fair value in accordance with ASC 820 - Fair Value Measurements. ASC 820 defines fair value and establishes a three-level valuation hierarchy for disclosures of fair value measurements. ASC 820 establishes a framework for measuring fair value in generally accepted accounting principles, and expands disclosures about fair value measurements. To increase consistency and comparability in fair value measurements and related disclosures, ASC 820 establishes a fair value hierarchy which prioritizes the inputs to valuation techniques used to measure fair value into three (3) broad levels. The fair value hierarchy gives the highest priority to quoted prices (unadjusted) in active markets for identical assets or liabilities and the lowest priority to unobservable inputs. The three (3) levels of fair value hierarchy defined by ASC 820 are:

Level 1 - Inputs are unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date.

Level 2 - Inputs (other than quoted market prices included in Level 1) are either directly or indirectly observable for the asset or liability through correlation with market data at the measurement date and for the duration of the instrument’s anticipated life.

Level 3 - Inputs reflect management’s best estimate of what market participants would use in pricing the asset or liability at the measurement date. Consideration is given to the risk inherent in the valuation technique and the risk inherent in the inputs to the model. Valuation of instruments includes unobservable inputs to the valuation methodology that are significant to the measurement of fair value of assets or liabilities.

As defined by ASC 820, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale, which was further clarified as the price that would be received to sell an asset or paid to transfer a liability (“an exit price”) in an orderly transaction between market participants at the measurement date

The reported fair values for financial instruments that use Level 2 and Level 3 inputs to determine fair value are based on a variety of factors and assumptions. Accordingly, certain fair values may not represent actual values of the Company’s financial instruments that could have been realized as of  July 31, 2024 and 2023 or that will be recognized in the future, and do not include expenses that could be incurred in an actual settlement. The carrying amounts of the Company’s financial assets and liabilities, such as cash, prepaid expenses and other, accounts payable, accrued liabilities, and related party and third party notes payables approximate fair value due to their relatively short maturities. The Company’s notes payable approximates the fair value of such instrument based upon management’s best estimate of terms that would be available to the Company for similar financial arrangements at July 31, 2024 and 2023.

Recent Accounting Pronouncements

Management has considered all recent accounting pronouncements issued. The Company’s management believes that these recent pronouncements will not have a material effect on the Company’s financial statements.

F-18

NOTE 4 –PROMISSORY NOTES

Promissory notes payable as of July 31, 2024 and 2023 consists of the following:

	April 30, 2024	July 31, 2023
Dated June 14, 2021	$6,000	$6,000
Dated July 20, 2021	642	642
Dated February 10, 2023	15,300	15,300
Dated February 10, 2023	12,750	12,750
Dated March 14, 2023	6,161	6,161
Dated April 28, 2023	7,803	7,803
Dated April 28, 2023	8,077	8,077
Dated May 4, 2023	5,904	5,904
Dated July 31, 2023	3,392	3,392
Dated September 8, 2023	2,000	-
Dated September 11, 2023	2,500	-
Dated September 13, 2023	6,000	-
Dated September 20, 2023	2,000	-
Dated September 29, 2023	20,000	-
Dated October 11, 2023	25,000	-
Dated October 16, 2023	6,000	-
January 31, 2024	1,420	-
February 8, 2024	7,500	-
February 21, 2024	7,000	-
February 22, 2024	1,865	-
April 2, 2024	1,902	-
April 22, 2024	5,000	-
May 5, 2024	450	-
June 17, 2024	3,000	-
June 25, 2024	10,000	-
Total notes payable	$167,666	$66,029

During the year ended July 31, 2024 and 2023, the Company issued various promissory notes amounting to $101,637 and $59,387 for general operating purposes. The notes carry a 10% interest rate and are due upon 10 days written notice.

On June 14, 2021, the Company issued a promissory note for proceeds of $6,000. The note is due on demand and accrues interest at 10% per annum. On July 17, 2023, the note holder sold and assigned $3,200 of the balance to two unrelated parties. On July 25, 2023, the new note holders settled the combined balance of $3,200 for the issue of 3,200,000 shares of common stock valued at $3,200.

During the years ended July 31, 2024 and 2023, the Company recorded interest expense of $14,976 and $2,622, respectively.

NOTE 5 – ASSET PURCHASE AGREEMENT

On February 21, 2023, the Company entered into an Asset Purchase Agreement pursuant to which the Company acquired various proprietary assets and intellectual property for 1,500,000 restricted shares of common stock (Post split) valued at $5,000,000.

The Company evaluated the Asset Purchase Agreement in accordance with ASC 805 – Business Combinations which notes the threshold requirements of a business combination that includes the expanded definition of a “business” and defines elements that are to be present to be determined whether an acquisition of a business occurred. No “activities” of the acquiree were acquired. Instead, the Company obtained control of a set of inputs (the acquired assets). Thus, the Company determined agreement is an acquisition of assets, not an acquisition of a business in accordance with ASC 805. Management evaluated the assets and determined the value to $0 as of July 31, 2024, and as such an impaired of the entire purchase price of $5,000,000 was recorded on the Statement of Operations.

F-19

NOTE 6 – RELATED PARTY TRANSACTIONS

During the year ended July 31, 2024 and 2023, the Company was advanced $5,940 and $0 from a related party for payment of operational expenses. The amounts due bears no interest and are due on demand. As of July 31, 2024 and 2023, the amount due to related parties was $15,852 and $9,912, respectively.

NOTE 7 – INCOME TAXES

The Company provides for income taxes under ASC 740, “Income Taxes.” Under the asset and liability method of ASC 740, deferred tax assets and liabilities are recorded based on the differences between the financial statement and tax basis of assets and liabilities and the tax rates in effect when these differences are expected to reverse. A valuation allowance is provided for certain deferred tax assets if it is more likely than not that the Company will not realize tax assets through future operations.

The components of the Company’s deferred tax asset and reconciliation of income taxes computed at the statutory rate to the income tax amount recorded as of July 31, 2024 and 2023, are as follows:

	July 31,	July 31,
	2024	2023
Net operating loss carryforward	$(178,569)	$(5,132,579)
Statutory tax rate	21%	21%
Deferred tax asset	(37,499)	(1,077,842)
Less: Valuation allowance	37,499	1,077,842
Net deferred asset	$-	$-

As of July 31, 2024 and 2023, the Company had approximately $5.44 million and $5.26 million in net operating losses (“NOLs”), respectively that may be available to offset future taxable income. NOLs generated in tax years prior to July 31, 2019 can be carryforward for twenty years, whereas NOLs generated after July 31, 2019 can be carryforward indefinitely. In accordance with Section 382 of the U.S. Internal Revenue Code, the usage of the Company’s net operating loss carry forwards is subject to annual limitations following greater than 50% ownership changes.

NOTE 8 - COMMITMENTS AND CONTINGENCIES

From time to time, the Company may become involved in various lawsuits and legal proceedings, which arise in the ordinary course of business. Litigation is subject to inherent uncertainties, and an adverse result in these or other matters may arise from time to time that may harm business. Management is currently not aware of any such legal proceedings or claims that could have, individually or in the aggregate, a material adverse effect on our business, financial condition, or operating results.

NOTE 9 – STOCKHOLDERS’ EQUITY

The Company’s authorized common stock consists of 750,000,000 shares with par value of $0.00001. As of July 31, 2024 and 2023, the Company had 34,777,050 and 31,577,050 shares of common stock (Post split) issued and outstanding.

On February 21, 2023, the Company filed a Certificate of Amendment together with Amended & Restated Articles of Incorporation with the Secretary of State of the State of Nevada increasing the Company’s authorized shares of common stock from 75,000,000 to 900,000,000, consisting of 750,000,000 shares of Common Stock, par value $0.00001 and 150,000,000 shares of authorized but undesignated preferred stock, par value $0.00001.

On March 31, 2023, the Company’s Board of Directors approved a 1 to 100 reverse stock split as of the record date of March 31, 2023. The financial statements have been retroactively restated to show the effect of the stock split.

F-20

On May 24, 2023, the Company filed a Certificate of Designation (“Certificate of Designation”) with the Secretary of State of the State of Nevada that provided for the creation of Series A Preferred Stock and Series B Preferred Stock from the previously authorized but undesignated shares of the Company’s preferred stock.

The Company’s Certificate of Designation designates 10,000,000 shares as Series A Preferred Shares the designations, powers, preferences, rights, and restrictions granted or imposed upon the Series A Preferred Shares and holders thereof are as follows:

(i)	Series A Preferred Stock ranks senior to all other classes of stock;
(ii)	(ii) Series A Preferred Stock is convertible at a ratio of 1:10; and,
(iii)	(iii) Series A Preferred Stock votes by multiplying the number of shares of Series A Preferred Stock held by such holder by 100.

Additionally, the Company’s Certificate of Designation, designates 10,000,000 shares as Series B Preferred Shares the designations, powers, preferences, rights, and restrictions granted or imposed upon the Series B Preferred Shares and holders thereof are as follows:

(i)	Series B Preferred Stock ranks junior to all other classes of Preferred Stock;
(ii)	Series B Preferred Stock is convertible at a ratio of 1:50, and,
(iii)	Series B Preferred Stock votes by multiplying the number of shares of Series B Preferred Stock held by such holder by 500.

During the year ended July 31, 2023, the Company issued 29,526,900 shares of common stock and 500,000 shares of Series B preferred stock valued at $54,500 (Post split) for services.

During the year ended July 31, 2023, the Company issued 1,500,000 shares of common stock (Post split) valued at $5,000,000 for the purchase of certain intangible assets (See Note 5).

During the year ended July 31, 2024, the Company issued 3,200,000 shares of common valued at $3,200 (Post split) to partially settle a certain note payable (See Note 4).

NOTE 10 – SUBSEQUENT EVENTS

Subsequent to year end, the Company issued various promissory notes amounting to $28,975 for general operating purposes. The notes carry a 10% interest rate and are due upon 10 days written notice.

On October 7, 2024, the Company issued 50,000 shares of common stock for $500 cash.

F-21

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

QUANTUMZYME CORP.

Dated: March 10 , 2025	/s/ Naveen Krishnarao Kulkarni
Naveen Krishnarao Kulkarni
President and Director
Principal Executive Officer
Principal Financial Officer
Principal Accounting Office

34

EXHIBIT INDEX

Financial Statement Schedules

All schedules have been omitted because they are not required, not applicable, not present in amounts sufficient to require submission of the schedule, or the required information is otherwise included in our financial statements and related notes.

(b) Exhibits: We have filed the follow documents as exhibits required by Item 601 of Regulation S-K (§229.601 of this chapter).

Number Description of Exhibit

3.1	Articles of Incorporation, as amended**
3.2	Bylaws**
3.3	Amended Certificate of Designation filed February 20, 2024, with the Nevada Secretary of State*
10.1	Asset Purchase Agreement between you, Reliant Service Inc. and Mr. Kulkarni**
10.2	Employment Agreement with Naveen Krishnarao Kulkarni **
21	Subsidiaries of Registrant*
23.1	Consent of Registered Independent Public Accounting Firm*

*Filed herewith

**Previously Filed as part of the Company’s Registration Statement on Form 1-A, specifically as exhibits to the Part II- Registration Statement thereto, originally filed with the SEC on February 29, 2024.

35